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Exhibit 2.6

ROBERT A. GREENFIELD (State Bar No. 39648),
ERIC D. GOLDBERG (State Bar No. 157544), and
ERIC D. WINSTON (State Bar No. 202407), Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
3699 Wilshire Boulevard, Suite 900
Los Angeles, California 90010
Telephone: (213) 251-5100
Facsimile: (213) 251-5288

Reorganization Counsel to
Debtors and Debtors In Possession

Debtors' Mailing Address:
300 Newport Center Drive
Newport Beach, California 92660

UNITED STATES BANKRUPTCY COURT
CENTRAL DISTRICT OF CALIFORNIA
SANTA ANA DIVISION

In re

EDWARDS THEATRES CIRCUIT, INC., a California corporation; EDWARDS MEGAPLEX HOLDINGS, LLC, a Delaware limited liability company; EDWARDS THEATRES MANAGEMENT, LLC, a Delaware limited liability company; EDWARDS ENTERTAINMENT 2000, INC., a California corporation; METRO EDWARDS CORP., a California corporation; NORWALK THEATRE CORP., a California corporation; FEDERAL AMUSEMENT CORP., a California corporation; and affiliates,	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. SA 00-16475-LR
Chapter 11
(Administratively Consolidated with Case Nos. SA 00-16476 LR through SA 00-16482 LR; SA 00-16484 LR; SA 00-16486 LR through SA 00-16488 LR; SA 00-16491 LR; SA 00-16492 LR; SA 00-16494 LR through SA 00-16504 LR; SA 00-16506 through SA 00-16508 LR; SA 00-16510 LR through SA 00-16514 LR; SA 00-16516 LR; SA 00-16518 LR through SA 00-16523 LR; SA 00-16525 LR through SA00-16543 LR)

[This Pleading Applies To All Cases]
Debtors.	) ) ) ) ) ) )	DISCLOSURE STATEMENT TO ACCOMPANY DEBTORS' SECOND AMENDED PLAN OF REORGANIZATION (July 23, 2001). Hearing On Confirmation Of Second Amended Plan Of Reorganization
)
	)	Date:	July 23, 2001
	)	Time:	2:30 p.m.
	)	Place:	Courtroom 5-D
	)		411 West Fourth St.
	)		Santa Ana, CA

I.

INTRODUCTION

          The following debtors filed voluntary petitions under chapter 11 of title 11 of the United States Code (the "Code") on August 23, 2000 (the "Petition Date"), thereby commencing Case Numbers SA 00-16475-LR through SA 00-16482 LR; SA 00-16484 LR; SA 00-16486 LR through SA 00-16488 LR; SA 00-16491 LR; SA 00-16492 LR; SA 00-16494 LR through SA 00-16504 LR; SA 00-16506 through SA 00-16508 LR; SA 00-16510 LR through SA 00-16514 LR; SA 00-16516 LR; SA 00-16518 LR through SA 00-16523 LR; SA 00-16525 LR through SA00-16543 LR (collectively, the "Cases"), currently pending before the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"):

Alhambra Amusement Company (SA-00-16476-LR)
Azusa Theatre Corporation (SA-00-16477-LR)
California Screen Ads, Inc. (SA-00-16478-LR) Cinema Screen Ads, LLC (SA-00-16508-LR)
Edwards Alhambra Place Venture (SA-00-16523-LR)
Edwards Boise IMAX, LLC (SA-00-16504-LR)
Edwards Bristol Cinema Venture (SA-00-16525-LR)
Edwards Charter Centre Venture (SA-00-16526-LR)
Edwards Cinema Center Venture (SA-00-16527-LR)
Edwards Cinemas Corporation (SA-00-16479-LR)
Edwards Concession Company, Inc. (SA-00-16480-LR)
Edwards Crown Valley Venture (SA-00-16528-LR)
Edwards University Town Center Venture (SA-00-16539-LR)
Edwards Del Mar Venture (SA-00-16529-LR)
Edwards Dulles 2000, LLC (SA-00-16502-LR)
Edwards El Toro Cinema Venture (SA-00-16530-LR)
Edwards Entertainment 2000, Inc. (SA-00-16499-LR)
Edwards Escondido Venture (SA-00-16531-LR)
Edwards Harbor Twin Cinemas Venture (SA-00-16533-LR)
Edwards Megaplex Holdings, LLC (SA-00-16500-LR)
Edwards Megaplex San Marcos, LLC (SA-00-16521-LR)
Edwards Monterey Mall Cinema Venture (SA-00-16534-LR)
Edwards Foothill Center Venture (SA-00-16532-LR)
Edwards Nampa Megaplex Cinemas, LLC (SA-00-16507-LR)
Edwards Newport Cinema Venture (SA-00-16535-LR)
Edwards Oklahoma City 2000, LLC (SA-00-16514-LR)
Edwards Ontario Mountain Village Development, LLC (SA-00-16519-LR)
Edwards Provo/Orem Megaplex, LLC (SA-00-16503-LR)
Edwards Queensway Bay IMAX Megaplex, LLC (SA-00-16513-LR)
Edwards Queensway Bay Megaplex, LLC (SA-00-16512-LR)
Edwards Queensway Bay Theatres, LLC (SA-00-16520-LR)	Edwards Raleigh 2000, LLC (SA-00-16511-LR)
Edwards Real Estates Holdings, LLC (SA-00-16510-LR)
Edwards Realty & Improvement Co., Inc. (SA-00-16482-LR)
Edwards Salt Lake City 2000, LLC (SA-00-16518-LR)
Edwards Southgate Megaplex, LLC (SA-00-16516-LR)
Edwards Temple Cinema Venture (SA-00-16536-LR)
Edwards Teton Megaplex Cinemas, LLC (SA-00-16506-LR)
Edwards Theatres Circuit, Inc. (SA-00-16475-LR)
Edwards Theatres Management, LLC (SA-00-16501-LR)
Edwards Town Center Venture (SA-00-16537-LR)
Edwards United Cinema Venture (SA-00-16538-LR)
Edwards Village Center Venture (SA-00-16540-LR)
Edwards Vista Megaplex, LLC (SA-00-16522-LR)
Edwards Westbrook Theatre Venture (SA-00-16542-LR)
Edwards Westminster Venture (SA-00-16541-LR)
Edwards-Perkins Theatre Corporation (SA-00-16481-LR)
Federal Amusement Corporation (SA-00-16484-LR)
Florence Theatre Corporation (SA-00-16486-LR)
Ivy Investment Corporation (SA-00-16487-LR)
Metro-Edwards Corporation (SA-00-16488-LR)
Mission Viejo Mall Cinema Venture (SA-00-16543-LR)
Monterey Park Theatre Corporation (SA-00-16491-LR)
Morgan Edwards Theatre Corporation (SA-16492-LR)
Norwalk Theatre Corporation (SA-00-16494-LR)
San Carlos Amusement Co. (SA-00-16495-LR)
State Theatres, Inc. (SA-00-16496-LR)
United Cinema Corporation (SA-00-16497-LR)
United Edwards Corporation (SA-00-16498-LR)

          Since the Petition Date, the Debtors have managed their affairs as Debtors and Debtors in Possession pursuant to articles 1107 and 1108 of the Code.

          The Debtors are the proponents of the "Debtors' Second Amended Joint Plan Of Reorganization (July 23, 2001)" (the "Plan"), which is attached hereto as Exhibit "1". The Bankruptcy Court has determined that this Disclosure Statement contains "adequate information" within the meaning of Code section 1125, and has authorized the Debtors to transmit it to holders of impaired Claims and Interests in connection with the solicitation of votes with respect to the Plan.(1)

(1)
Any capitalized term not otherwise defined in this Disclosure Statement has the meaning ascribed to it in the Plan.

          The Debtors believe that the Plan provides the greatest and earliest possible recoveries to holders of Claims, that acceptance of the Plan is in the best interests of all parties, and that any alternative would result in further delay, uncertainty, and expense.

  A.
  The Purpose Of This Disclosure Statement.

          The Code generally requires that the proponent of a plan of reorganization prepare and file with the Bankruptcy Court a "disclosure statement" that provides information of a kind, and in sufficient detail, that would enable a typical holder of claims or interests in a class impaired under the plan to make an informed judgment about the plan. This Disclosure Statement provides such information regarding the Debtors, the Case, and the Plan, as well as information regarding the deadlines for casting Ballots with respect to the Plan, the deadlines for objecting to confirmation of the Plan, and the requirements that must be satisfied in order for the Bankruptcy Court to confirm the Plan. Creditors and shareholders should read this Disclosure Statement, the Plan, and all of the accompanying exhibits in their entirety in order to ascertain:

    1.
    How the Plan will affect their Claims against and Interests in the Debtors;

    2.
    Their rights with respect to voting for or against the Plan;

    3.
    Their rights with respect to objecting to Confirmation of the Plan; and

    4.
    How and when to cast a Ballot and/or file objections with respect to the Plan.

          This Disclosure Statement, however, cannot and does not provide holders of Claims and Interests with legal or other advice, or inform such parties of all aspects of their rights. Creditors and shareholders of the Debtors are advised to consult with their lawyers and/or financial advisors to obtain more specific advice regarding how the Plan will affect them and regarding their best course of action with respect to the Plan.

          This Disclosure Statement has been prepared by the Debtors in good faith and in compliance with applicable provisions of the Code. Based upon information currently available, the Debtors believe that the information contained in this Disclosure Statement is correct, in all material respects, as of the date of its dissemination. With certain exceptions, the Disclosure Statement does not and will not reflect events that occur after July 23, 2001, and the Debtors assume no duty and presently do not intend to prepare or distribute any amendments or supplements to reflect such events.

  B.
  Summary Of Entities Entitled To Vote On The Plan And Of Certain Requirements Necessary For Confirmation Of The Plan.

          Only holders of allowed Claims in Classes 1, 2, 5A, 5B, and 6 (collectively, the "Voting Classes"), are entitled to vote on the Plan because such Classes are the only Classes that are "impaired," within the meaning of section 1124 of the Code, and that will receive or retain property under the Plan. See article III.B hereof for a description of the various Classes of Claims and Interests, and of the treatment of such Claims and Interests under the Plan, and see article IV.A. hereof for an explanation of impairment, and the entities that are entitled to vote on the Plan.

          The Bankruptcy Court may confirm the Plan only if at least one Class of impaired Claims has voted to accept the Plan (without counting the votes of any insiders whose Claims are classified within that Class), and if certain statutory requirements are met as to both nonconsenting members within a consenting Class and as to dissenting Classes. A Class of Claims has accepted the Plan only when more than one-half in number and at least two-thirds in amount of the Allowed Claims actually voting in that Class vote in favor of the Plan. See Article IV hereof for a description of various other requirements for acceptance and confirmation of the Plan.

  C.
  Confirmation Hearing, Voting Procedures, Balloting Deadline, And Other Important Dates, Deadlines, And Procedures.

  1.
  Voting Procedures And Deadlines.

          The Debtors have provided copies of this Disclosure Statement and a Ballot (which includes detailed voting instructions) to all known holders of Claims in the Voting Classes. Those holders of a Claim in a Voting Class who seek to vote to accept or reject the Plan must complete the enclosed Ballot and return it to Kendra A. Johnson, Stutman, Treister & Glatt Professional Corporation, 3699 Wilshire Boulevard, Suite 900, Los Angeles, California 90010 (the "Ballot Tabulator"), so that it is actually received by the Ballot Tabulator no later than the Balloting Deadline (as defined below). Ballots do not constitute proofs of Claims, or amendments to proofs of claims, and must not be sent to the Debtors or to the Bankruptcy Court.

          All Ballots, including Ballots transmitted by facsimile, must be signed and be returned to and actually received by the Ballot Tabulator by no later than August 27, 2001, at 4:00 p.m. Pacific Time (the "Balloting Deadline"). Ballots received after the Balloting Deadline, and Ballots sent directly to the Debtors, the Bankruptcy Court, or any entity other than the Ballot Tabulator, will not be counted in connection with confirmation of the Plan.

    2.
    Date Of The Confirmation Hearing And Deadlines For Objections To Confirmation Of The Plan.

          The hearing to determine whether the Bankruptcy Court will confirm the Plan (the "Confirmation Hearing") will commence on September 19, 2001 at 10:00 a.m. in the Courtroom of the Honorable Lynne Riddle, United States Bankruptcy Judge for the Central District of California, Courtroom 5D, 411 West Fourth Street, Santa Ana, California. The Confirmation Hearing may be continued from time to time by announcement in open Court, without further notice.

          Any objections to Confirmation of a Consensual Plan must be filed with the Bankruptcy Court and served on the following entities by no later than 4:00 p.m. Pacific Time on August 27, 2001: (a) Edwards Theatres Circuit, Inc., 300 Newport Center Drive, Newport Beach, California 92660, Attention: Lisa M. Farrington, Esq.; (b) Stutman, Treister & Glatt Profession Corporation, 3699 Wilshire Boulevard, Suite 900, Los Angeles, California 90010, Attention: Eric D. Winston, Esq.; (c) Irell & Manella LLP, 840 Newport Center Drive #400, Newport Beach, California 92660, Attention: Jeffrey M. Reisner, Esq.; (d) Pillsbury Winthrop LLP, 725 South Figueroa Street, Suite 2800, Los Angeles, California 90017-5406, Attention: Robert L. Morrison, Esq.; (e) Milbank, Tweed, Hadley & McCloy, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017, Attention: Thomas R. Kreller, Esq.; and (e) The Office of the United States Trustee, 411 West Fourth Street #9041, Santa Ana, California 92701, Attention: Nancy Shapiro, Esq.

          In accordance with the accompanying notice of the Confirmation Hearing (the "Confirmation Notice"), any objections to confirmation of a Cramdown Plan must be filed with the Bankruptcy Court and served on the following entities by no later than the Tenth day following the Publication Notice (as that term is defined in the Confirmation Notice) by 4:00 p.m. Pacific Time. Please refer to the accompanying notice of the Confirmation Hearing for specific requirements regarding the form and nature of objections to confirmation of the Plan.

  D.
  Important Notices And Cautionary Statements.

          The liquidation analysis, estimates, and other financial information referenced herein, or attached as exhibits hereto, have been developed by the Debtors with the assistance of their professional advisors. Although these professional advisors assisted in the preparation of this Disclosure Statement, in doing so such professionals relied upon factual information and assumptions regarding financial, business, and accounting data provided by the Debtors and third parties, most of which information has not been audited. The Debtors' professional advisors have not independently verified such information and, accordingly, make no representations as to its accuracy. Moreover, although reasonable efforts have been made to provide accurate information, the Debtors cannot warrant or represent that the information in this Disclosure Statement, including any and all financial information, is without inaccuracy or omission.

          No entity may rely upon the Plan or this Disclosure Statement, or any of the accompanying exhibits, for any purpose other than to determine whether to vote in favor of or against the Plan. Nothing contained in such documents constitutes an admission of any fact or liability by any party, and no such information may be deemed evidence of the tax or other legal effects of the Plan on holders of Claims or Interests in the Case.

    CAUTIONARY STATEMENT:

          Certain information included in this Disclosure Statement and its exhibits contains forward looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward looking information is based on information available when such statements are made, and is with respect to future results, the occurrence of which involves risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

  E.
  Additional Information.

          If you have any questions about the procedures for voting on the Plan, desire another copy of a Ballot, or seek further information about the timing and deadlines with respect to Confirmation of the Plan, please write to the Ballot Tabulator. The Ballot Tabulator, however, cannot and will not provide holders of Claims or Interests with any advice, including advice regarding how to vote on the Plan, or the legal effect that Confirmation of the Plan will have upon Claims against or Interests in the Debtors.

          As provided in the Plan, material modifications to the Plan and exhibits to the Plan may be made. Finally, all pleadings filed in the Case are on file with the Clerk of the Bankruptcy Court and available for review during normal business hours. Written requests for a copy of any specific pleading may also be made to the Ballot Tabulator.

II.

BACKGROUND INFORMATION

  A.
  The Debtors' Prepetition Business And Operations.

  1.
  General Background And Corporate Structure.

          The Debtors grew out of a single theatre in Monterey Park, California, which was started by Mr. W. James Edwards, Jr. ("Mr. Edwards") in 1930. Over the next 67 years, Mr. Edwards successfully expanded the company's operations such that 1999 revenues totaled $299 million. Although Mr. Edwards passed away in 1997, the Debtors continue to be a family enterprise, with the ownership interests in each of the Debtors held in various combinations by a family trust whose beneficiary is Mr. Edwards' widow, as well as by Mr. Edwards' adult children.

          As of the Petition Date the Debtors consisted of 59 affiliated corporations, limited liability companies, and partnerships that together comprised one of the largest movie exhibitors in the United States, with approximately 3,700 employees, and 70 theatres, with 736 screens, in 3 states.

          One of the Debtors, Edwards Theatres Management LLC ("Edwards Management"), provides to the other Debtors various management services, such as accounting, finance, legal, planning and human resources functions, and pays insurance, utilities and other expenses. In exchange for these services, Edwards Management charges the other Debtors a management fee based on their respective revenues.

          The Debtors derive approximately 73% of their revenues from box office admissions, which in 1999 totaled $210.8 million and in 2000 totaled $244.7 million. The Debtors' remaining revenues are generated mostly from concession sales, which totaled $75.5 million in 1999 and $78.9 million in 2000, and which generate the majority of the Debtors' operating profits. The movie exhibition industry is seasonal in nature, with the summer months and the Christmas holiday period traditionally the busiest.

          One of the Debtors' most significant operating costs is the film license fees they pay to film studios and distributors. The Debtors generally pay film license fees based on a percentage of box office revenue, and over the previous decade has paid approximately 54% of their box office revenue to film studios and distributors.

          The Debtors' efforts to reorganize hinge on their continued ability to exhibit films to the viewing public. If film studios and distributors were to stop supplying the Debtors with film product, the Debtors would be forced to cease all operations because they would have nothing to exhibit in their theatres. To ensure that the Debtors have continued access to films, the Debtors must maintain good working relations with the film studios and distributors. Thus, in addition to timely paying film license fees, the Debtors, as further explained in Article III.C.2 below, propose to assume their film licensing executory contracts with film studios and distributors (the "Studio Contracts"). The effect of this provision of the Plan will be to remove from Class 5A all of the prepetition Studio Contract Claims of the film studios and distributors, which Claims shall be paid in full on the Effective Date. Other Claims of film studios and distributors, such as Claims resulting from rejection of unexpired leases on nonresidential real property, are classified as Class 5A Claims.

    2.
    Trends In The Movie Exhibition Industry.

          The movie exhibition industry has undergone dramatic changes in the past few years. As the public demand has grown for newer and bigger "megaplex" theatres with 14 or more screens each, stadium seating, and other amenities, competitive pressures have forced exhibitors like the Debtors to invest enormous amounts of capital in the development and construction of these new theatres. "Megaplex" theatres generally cost upwards of $1 million per screen. Cost overruns, construction delays, and higher than expected lease costs then combine to increase operating expenses, while competitors' development of similar new multiplexes in the same markets then reduce revenues to levels below those initially projected.

          Meanwhile, the growing numbers of new larger capacity megaplexes, which draw customers from a much larger geographical area than smaller theatres with fewer screens, also erode the film exhibitors' revenues from their older theatres. The net result of all this building is a nationwide oversupply of theatre screens; industry analysts estimate that the industry needs to drop from its current level of about 38,000 screens to less than 30,000.

          The skyrocketing construction costs associated with the new megaplex theatres have not been offset by increases in box office revenue. Although box office revenue was at record levels in 1999, the increase was attributable mostly to increases in ticket prices; attendance in 1999 was approximately equal to that for 1998. This flat attendance, coupled with the significant increase in the number of movie screens, resulted in an approximately 8.1% decrease in industry attendance per screen. Box office revenue per screen in 1998 was $203,377, but decreased in 1999 to $200,296. As a result, cash flow and earnings for the entire film exhibition industry declined. These reduced cash flows and earnings, coupled with increased debt from the investment in new megaplex theatres, have put significant financial stress on the film exhibition industry.

          The foregoing problems have affected almost all of the large movie theatre chains across the United States. In 1999, the Mann Theatres chain filed chapter 11 in Delaware, where it was followed by Silver Cinemas in May 2000, Carmike Cinemas in early August 2000, United Artists in September 2000, and Loews Cinemas in February 2001. Meanwhile, it is common knowledge in the industry that several other large chains, including the largest exhibitor, Regal Cinemas, are experiencing severe financial difficulties and may end up in bankruptcy.

    3.
    The Impact Of Industry Trends On The Debtors' Operations.

          The industry trends have likewise affected the Debtors. For example, in fiscal 1999, the Debtors invested over $140 million in developing new theatres, while the net cash provided by operating activities was only $577,000. Maintaining this level of capital expenditure required the Debtors to borrow significant amounts of money, and the resulting interest costs, together with higher operating costs and declining revenues from older theatres, have severely eroded the Debtors' margins; in the fiscal year ending December 28, 1999, the Debtors, which report their financial results on a consolidated basis, incurred a net loss of $40 million on net revenues of $292 million.

          In order to address these problems, in the spring of 2000 the Debtors began a program to stem the growing tide of losses and reduce capital expenditures. After first seeking to negotiate with their landlords regarding rent reductions, subleases, assignments and lease terminations where possible, the Debtors attempted to close their most unprofitable locations. At the same time, the Debtors attempted to renegotiate, restructure or terminate various new multiplex projects that were no longer economically viable in today's market.

    4.
    The Debtors' Credit Agreement With The Lender Group.

          Substantially all of the Debtors are, in one capacity or another, party to the Credit Agreement. Edwards Megaplex Holdings, LLC is the borrower under the Credit Agreement, and most of the Debtors are guarantors thereunder. Under the Credit Agreement, the ownership interests in the Debtors have been pledged as security to Bank of America, as agent for the Lender Group. As of the Petition Date, the Debtors owed approximately $213.5 million in principal, and approximately $4.8 million in unpaid prepetition interest, to the Lender Group, for which Bank of America is the agent.

    5.
    The Debtors' Financial Difficulties And The Events Leading To The Commencement Of The Chapter 11 Cases.

          Unfortunately, the Debtors' attempts to resolve their financial difficulties outside of bankruptcy were unsuccessful, for various reasons. With the film exhibition industry in such dire straits, the Debtors' landlords had limited prospects for finding replacement tenants. However, the landlords were in most cases unwilling to agree to the lease modifications that the Debtors needed in order to operate various locations profitably. The Debtors, unable to continue operating so many theatres at a loss, closed many of these locations, and some of the landlords thereafter commenced legal proceedings against the Debtors. In fiscal year 2000, the Debtors lost $45 million on net revenues of $329.7 million. Attached hereto as Exhibit "2" are the Debtors' combined financial statement for fiscal year 2000.

        B.    The Bankruptcy Cases.

          After months of fruitless negotiations, which produced more litigation than financial relief, the Debtors in early August 2000 were faced with an additional problem. At the end of the month, the Debtors would be required to pay to the Lender Group a total of approximately $15 million in principal and interest payments, after which they likely still would be in default of various loan covenants. Accordingly, in order to maximize the value of their assets, the Debtors elected to file their chapter 11 Cases on August 23, 2000 (the "Petition Date").

          1.    The Debtors' Emergency First-Day Motion.

          Concurrently with filing their bankruptcy petitions, the Debtors filed several emergency motions with the Bankruptcy Court which were intended to enable the Debtors to continue operations. Specifically, the Debtors filed and obtained approval from the Bankruptcy Court with respect to emergency motions to: approve cash management; use streamlined notice procedures for most matters; jointly administer the Debtors' cases; honor certain employee benefits; deem utilities assured of adequate assurance under Bankruptcy Code Section 366; extend the time to file Schedules; honor customer programs; use cash collateral; and reject 28 leases of real property relating to operations or construction of movie theatres (the "First-Day Rejection Motion"). By obtaining approval of the First-Day Rejection Motion, the Debtors were relieved of any further obligations to perform under the rejected leases.

          2.    The Use Of Cash Collateral.

          As in many chapter 11 cases, an important and pressing task facing the Debtors after the Petition Date was the entry of orders enabling the Debtors to use cash collateral. The Debtors obtained Bankruptcy Court authority to use cash collateral of the Lender Group.

          3.    Retention Of Professionals And Appointment Of The Committee.

          Following the Petition Date, the Debtors obtained Bankruptcy Court approval to retain the following professionals: (a) Stutman, Treister & Glatt Professional Corporation, as the Debtors' reorganization counsel; (b) PricewaterhouseCoopers LLP, as their financial advisors; (c) KPMG LLP, as tax advisors and accountants to certain of the Debtors; (d) Bryan Cave LLP as their outside general counsel; and (e) Brown, Lloyd & Stevenson, as advisors to certain of the Debtors. The Debtors were further authorized to employ various ordinary course professionals without seeking Bankruptcy Court approval.

          Pursuant to Code Section 1102, the United States Trustee also appointed the Committee, which currently consists of the following creditors: Metropolitan Provisions Holding II LLC (Chair); Orix Snyder LA Venture; The Irvine Company; Perkowitz & Ruth Architects; IMAX Corporation; Moorefield Construction; Warner/New Line/W Cinemas; Town Center Plaza LLC; Festival Inc. and Paramount Pictures Corporation. The Committee thereafter obtained Bankruptcy Court approval to employ Irell & Manella LLP as legal counsel, and Crossroads LLC as financial advisors.

          4.    Approval Of Insider Compensation And Assumption Of Key Employees' Executory Contracts.

          Soon after the Petition Date, and following negotiation and agreement with the Committee, the Debtors sought approval from the Bankruptcy Court to compensate their officers and directors. The Lender Group objected to the compensation accorded to certain of the Debtors' officers and directors. After a contentious hearing, the Debtors prevailed over the Lender Group's objections, and were able to compensate their officers and directors in accordance with the terms of an agreement between the Debtors and the Committee.

          The Debtors further assured their continued employment of their key employees by obtaining approval to assume the employment contracts of the following officers and managers:

Name Of Employee	Position
Chris LeRoy	Executive Vice President/Head Film Buyer
John C. Fuller	Senior Vice President/Chief Financial Officer
Alan Davy	Vice President of Film
Kevin Frabotta	Vice President of Theatre Operations
Kelly Kaufman	Vice President of Finance
Robert Coates	Vice President/Chief Information Officer
David Kreizinger	Controller
Lisa M. Farrington	Associate General Counsel
Steven Justus	Construction Manager
Deepak Vakil	Assistant Controller
Fred Bell	Vice President of Edwards IMAX Theatres

          The Debtors also obtained authority from the Bankruptcy Court to extend certain provisions of the employment contract with Stephen V. Coffey, the Debtors' President, to and including June 30, 2001. The Debtors have entered into a new employment contract with Mr. Coffey that will extend his employment through December 31, 2001, and have filed a motion to have the Court approve the contract. Thus the Debtors have been able to retain the services of their most important employees.

          5.    Disposition Of Leased And Owned Properties.

          Since obtaining approval of the First-Day Rejection Motion, the Debtors have devoted substantial resources to analyzing and determining the disposition of their remaining leased and owned properties. The Debtors have obtained approval from the Bankruptcy Court to assume the leases relating to the Southgate Theatre, the Aliso Viejo Theatre, the Valencia 11 Theatre, and the Boise 21 Theatre, the Kaleidoscope Theatre and the Simi Valley Theatre. The Debtors have also obtained approval from the Bankruptcy Court to assume and assign the leases relating to the following theatres: El Toro, Fontana, La Costa, Del Mar, Poway, Flower Hill, and Towngate. The Debtors have also rejected the Valencia 10 Lease and the agreement relating to the South Coast Laguna Theatre(2), and have obtained approval to amend the leases relating to the Laguna Hills Theatre, the Westminster Theatre, the Cinema Center Theatre, and the Triangle Square Theatre.

(2)
The Debtors believe that the South Coast Laguna agreement constitutes an unexpired lease of nonresidential real property.

          The Debtors currently have until the earlier of (i) Plan confirmation, or (ii) October 23, 2001, to assume, assume and assign, or reject their remaining unexpired leases relating to movie theatres. As further provided in article III.C.2 below, the Debtors seek to assume and assign to New Edwards the Core Leases, and reject all other unexpired leases of nonresidential real property.

          In addition to their leased properties, the Debtor owned on the Petition Date the following parcels of real property:

Name Of Parcel Of Real Property	Sale Price/Estimated Market Value
Sunland Property*	$75,000
Tujunga Property*	$741,500
Hutton Centre Property*	$1,200,000
Escondido Property*	$2,350,000
West Covina Restaurant Pads*	$1,890,000
LaVerne Property*	$1,000,000
Temple City Property*	$5,024,000
Ontario-West Parcel(3)*	$900,000
Ontario-East Parcel*	$5,080,000

(3)
The Debtors are parties to disposition and development agreements with the redevelopment agency of the City of Ontario to acquire title to the Ontario-West Parcel and the Ontario-East Parcel. Upon such acquisition, the Debtors will sell restaurant pads on the Ontario-West Parcel and will sell the Ontario-East Parcel.

  *Asterisk indicates property is encumbered pursuant to the Credit Agreement.

  During these cases, the Debtors sold the Tujunga Property and received authority to sell the Sunland Property, but the Sunland sale did not close. The Debtors have filed a Motion to obtain approval to sell the Escondido Property, which will be heard on August 13, 2001.

          6.    Claims.

            a.    Bar Date.

          The Bankruptcy Court set January 31, 2001, as the deadline for Filing proofs of Claims against the Debtors (the "Bar Date"). Claimants subsequently filed more than 700 proofs of Claims, and these Claims assert well in excess of $3 billion in Claims against the Estates, though the vast majority of the amount of these Claims are duplicates.

            b.    Estimated Amounts Of Claims.

          Pursuant to their Schedules, the Debtors estimated that the total amount of the Claims against them, on a consolidated basis and excluding duplicate and intercompany Claims, as of the Petition Date was $241.7 million. Secured Claims (excluding postpetition interest) accounted for approximately $222.1 million; unsecured Priority Claims accounted for $1.9 million; and general unsecured Claims accounted for approximately $17.7 million.

          Since filing the Schedules, the Debtors have reviewed their books and records and the Proofs of Claims Filed in these Cases, and believe, subject to the disclaimer below, that the valid Claims asserted against the Debtors are as follows (grouped by type of Claim):

Type Of Claim	Amount
Lender Group And Investor Group Claims (including prepetition interest, estimated postpetition interest through June 2001, letter of credit fees, commitment fees, and reasonable professional fees and costs.)	$240 million
Other Secured Claims	$250,000
Priority Claims	$200,000
General Unsecured Claims	$52 million

          Disclaimer: the Debtors have estimated the valid amount of general unsecured Claims based upon their Schedules, their books and records, the proofs of Claims Filed in these Cases, and certain assumptions regarding Claims objections. Including duplicate Claims and identical Claims against 2 or more Debtors, the total amount of Claims indicated on Filed proofs of Claim totals $3,198,967,505.52. The vast majority of the amount of the Claims asserted in Filed proofs of Claims are duplicates or Filed against 2 or more Debtors on account of the identical Claim. Excluding duplicates, the total amount of Claims indicated on Filed proofs of Claims for all Classes is $437,419,661.58.

          As of July 6, 2001, the top 15 largest non-duplicative Claims, as indicated on a Filed proof of Claim, are:

Claimant	Proof Of Claim Amount
Bank of America, N.A.	$241,608,030.15
Starwood Wasserman Ontario, LLC	$78,946,497.44
Starwood Wasserman Fresno, LLC	$71,738,368.31
PLC Commercial, LLC	$46,221,620.35
Family Realty San Marcos	$39,007,939.05
Towne Center Plaza, LLC	$23,468,959.00
WF Cinema Holdings, LP	$18,021,142.00
ORIX Synder L.A. Venture	$14,364,943.00
Jurupa Valley Spectrum, LLC	$13,469,736.00
First Independent Financial Group, Inc.	$11,200,000.00	(4)
IMAX Corporation	$4,47,363.46	(5)
Prince Alpine Villa Properties, LLC	$3,705,292.00
Pacific Theatres Exhibition Corp.	$3,313,459.81
Banc of America Securities, LLC	$3,250,000.00
Dulles Town Center Mall, LLC	$2,025,000.00

(4)
The Debtors and First Independent Financial Group, Inc. ("First Independent") have entered into a stipulation whereby First Independent will amend its proof of Claim, reducing the amount of its Claim to $100,000.

(5)
On July 2, 2001, the Debtors rejected certain leases with IMAX Corporation ("IMAX") effective August 1, 2001. The Debtors believe that IMAX will be Filing a proof of Claim that asserts rejection damages in excess of $29 million. Notwithstanding any proof of Claim Filed by IMAX, the Debtors believe that they do not owe IMAX any amount.

          While the Debtors believe that they or New Edwards will prevail in any Filed Claims objections, the Debtors cannot give any assurance that they will prevail on a sufficient number of Claim objections to reduce general unsecured Claims (Class 5A Claims) to $52 million. Moreover, the Debtors are parties to certain agreements which may be executory contracts or unexpired leases of real property. Should the Debtors choose to reject these executory contracts and/or unexpired leases, then the Debtors likely will incur rejection claims which may increase the amount of general unsecured Claims. Thus, the amount of Allowed general unsecured Claims may substantially exceed $52 million. The Committee believes that the amount of Allowed general unsecured claims may be substantially in excess of $52 million.

          The Debtors reserve any and all rights, except as expressly stated in the Plan, to object to or defend against any Claim asserted against them.

            c.    Claim Objections.

          As described in article II.F hereof, the Plan enables New Edwards to file objections to most Claims through at least 90 days after the Effective Date. Subject to the Plan, the Debtors reserve any and all rights with respect to the allowance or disallowance of any and all Claims, including Claims not referenced in the Disclosure Statement. In voting on the Plan, creditors may not rely on the absence of an objection to their proofs of claim as any indication that the Debtors, the Committee, New Edwards, or other parties in interest, ultimately will not object to the amount, priority, security, or allowability of their Claims. Moreover, the Debtors reserve, and intend to prosecute, all objections to Claims and counterclaims they may have with respect to Claims asserted against them, and, except as specifically set forth in the Plan, further reserve, and intend to prosecute, Claims of the Debtors and the Estates (including rights to affirmative recovery, rights to subordinate claims, and rights to avoid transfers).

          7.    Cash On Hand.

          As of May 11, 2001, the Estates had on hand funds in the amount of approximately $52 million, including approximately $10.5 million the Debtors had deposited in a segregated Money Market Account that the Debtors have proposed to pay to Bank of America (the "Segregated Funds"). The Debtors believe that the majority of the Segregated Funds constitute Bank of America's cash collateral, and the Debtors do not need to use such funds as a part of their reorganization. The Debtors determined that it was in the best interests of their Estates to pay the Segregated Funds over to the Bank, and reduce the principal amount of the Class 1 Claims, because they receive a substantial savings in interest that would otherwise accrue on the principal amount of the Class 1 Claim. At a hearing held on June 6, 2001, the Bankruptcy Court granted Debtors' motion to pay to Bank of America the Segregated Funds, and the Segregated Funds thereafter were paid to the Bank of America for the benefit of the Lender Group.

          Because the Investor Group participated as a member of the prepetition Lender Group, for which Bank of America is the agent, the Investor Group received its Pro Rata share of the Debtors' payment of the Segregated Funds. The Investor Group's Class 2 Claims are treated separately from the Class 1 Claims of the Lender Group. Pursuant to the Investor Group Adjustment, the Lender Group shall receive on the Effective Date an amount equal to the Pro Rata Segregated Funds received by the Investor Group.

          The first $8.5 million of the Segregated Funds are to be applied against principal, with the remainder to be applied to interest and the reasonable fees and cost of Bank of America and BNP Paribas incurred in connection with the Cases.

          The Segregated Funds the Debtors paid to Bank of America shall be credited against the payments the Debtors make to the Lender Group, as part of the treatment of the Lender Group's Class 1 Claims, on the Effective Date.

          As of September 30, 2001, which the Debtors estimate will be the Effective Date of the Plan, the Estates should have on hand approximately $77 million in cash.

          8.    Administrative Expenses.

          Administrative Expenses are costs or expenses of administration of the Case allowed under Code sections 503(b) and 507(a)(1). Administrative Claims include, but are not limited to: (i) actual and necessary postpetition costs and expenses of preserving the Debtors' estate; (ii) actual and necessary postpetition costs and expenses of operating the Debtors' business; (iii) postpetition indebtedness or obligations duly incurred or assumed by the Debtors in connection with the conduct of its postpetition business or for the postpetition acquisition or lease of property or the rendition of postpetition services; (iv) any compensation and reimbursement of expenses to the extent allowed under Code sections 330, 331, or 503; and (v) fees or charges assessed against the Debtors' estate under article 1930 of title 28 of the United States Code.

            a.    Administrative Bar Dates.

          Pursuant to the Plan, any payment request for administrative expenses, other than a payment request by a Professional Person, Priority Tax Claims, or employee related Claims, arising on or after the Petition Date, but on or before the Effective Date, must be filed with the Bankruptcy Court no later than 30 days after the mailing of the Notice of the Effective Date. Professional Persons must file a Final Fee Application no later than 30 days after the Effective Date.

            b.    Estimated Amount Of Administrative Expenses.

          The Debtors have generally remained current with their postpetition obligations; thus, the amount of outstanding administrative expenses, excluding the fees and expenses owed to Professionals, is relatively small. As of April 30, 2001, the Debtors believe their outstanding administrative expenses, excluding the fees and expenses owed to Professionals, aggregates approximately $23.0 million. This figure is comprised primarily of currently outstanding accounts payable due to film studios and distributors. The Debtors estimate that this figure will be somewhat higher as of the Effective Date, in the range of $32 million, due to increased film costs relating to increased Summer 2001 revenues.

          The Debtors have been paying the administrative expenses of Professional Persons on an interim basis, pursuant to Bankruptcy Court order, during these cases. Thus, there are few accrued but unpaid administrative expenses relating to Professional Persons. Notwithstanding such interim payments, as explained above, all Professional Persons must File Final fee Applications.

          9.    Pending Litigation.

            a.    Prepetition Litigation.

          Prepetition, the Debtors were parties to numerous suits involving alleged tortious acts or breaches of contracts and leases. As of the Petition Date, 63 suits or proceedings were pending against the Debtors. Attached hereto as Exhibit "3" is a list of these suits and proceedings, and their status as of the Petition Date.

            b.    Postpetition Litigation.

          The Debtors have also been involved in substantial postpetition litigation. Over 10 motions for relief from stay were filed against the Debtors. Many of these involved personal injury claimants who were seeking to recover from the Debtors' insurance policy proceeds. A few were relief from stay motions filed by non-personal injury claimants, including one by Bank of America. As of May 20, 2001, in each instance other than those involving personal injury claimants whose claims appeared to be covered by insurance, the Debtors were successful in defeating or settling such motions. With respect to those actions involving claims apparently covered by insurance, the Debtors in many cases were able to enter into stipulations pursuant to which the Debtors granted the claimant relief from stay in exchange for the claimants' agreement to waive claims against the Debtors' estates and pursue only any applicable insurance coverage.

          In addition to the relief from stay motions, one adversary proceeding was brought against the Debtors. That proceeding, however, was dismissed after the Debtors filed a motion to dismiss for failure to state a claim upon which relief could be granted.

          10.  Recapitalization.

          From the early days in this case, the Debtors believed that, given the market's currently low valuation of movie exhibition assets, and the high dollar amount of claims against the estates, any successful plan of reorganization would necessarily require a substantial infusion of new capital in order to provide a meaningful return for parties in interest. Accordingly, after the initial flurry of activity that took place during the first few months following the Petition Date, in the fall of last year the Debtors and their advisors focused their efforts on marketing the Debtors and locating potential sources of new capital.

          To prepare for these marketing efforts, the Debtors and PWC prepared a comprehensive Confidential Information Memorandum ("CIM") that described the Debtors, their operations, and their financial affairs. The Debtors then solicited expressions of interest from a multitude of potential investors, and negotiated detailed confidentiality agreements with those investors that were interested. Ultimately, the Debtors distributed copies of the CIM to more than 30 potential investors.

          The Debtors, with the assistance of their financial advisors and Reorganization Counsel, carefully analyzed all of the submitted offers to determine which offer, if any, would allow the Debtors to reorganize as a going concern and provide the greatest return for all parties. The Debtors received proposals from numerous potential investors, and ultimately picked 16 "finalists."

          In evaluating the proposals received from the 16 finalists, the Debtors applied a number of criteria, both subjective and objective. On the objective side were quantitative factors such as each finalist's proposed treatment of secured creditors, unsecured creditors, and shareholders. On the subjective side were such critical factors as the finalist's credibility and qualifications. Each of these factors is discussed below in greater detail.

            a.    Objective Criteria.

          First and foremost among the quantitative factors considered by the Debtors in evaluating the various proposals was each finalist's proposed treatment of creditors. The Debtors' largest creditor, of course, is the Lender Group. Accordingly, each finalist's proposed treatment of the Lender Group was, by necessity, a critical component of each proposal.

          Given the current state of the movie exhibition industry, it was a foregone conclusion that obtaining new financing to completely "take out" the existing Lender Group debt would be almost impossible. Accordingly, given the need to keep in place a significant amount of the existing Lender Group debt, the question was: What was a reasonable amount of bank debt that the reorganized Debtors could maintain on a going forward basis? Alternatively, the question, which was considered both by the Debtors and the various "finalist" investors, was: How much money would the banks have to be paid down in order to convince them to, in effect, extend "new credit" through a plan of reorganization?

          In answering this key question, the Debtors and most of the "finalist" investors agreed that, given current market conditions, a reasonable maximum amount of bank debt was approximately four times EBITDA.(6) With the Debtors' projected EBITDA of approximately $47 million, this meant that the maximum amount of the Lender Group debt would be approximately $188 million. With the Lender Group's Claims totaling approximately $240 million as of mid-2001 (including interest), this meant that any "serious" investor's proposal had to provide for a "pay down" of at least $50 million or so in order to be feasible and to gain the support of the Lender Group.

(6)
EBITDA refers to earnings before interest, taxes, depreciation, and amortization.

          With respect to the General Unsecured Claims (Class 5A Claims), since the Petition Date it has been the Debtors' goal to pay all such Claims in full. While the Debtors recognized that, given the need to make a substantial pay down to the Lender Group, there might not be sufficient cash to pay those claims in full on the effective date of a plan, the Debtors believed, and still do believe, that such Claims could be paid in full, over time.

          At the time these discussions with the "finalist" investors were taking place, the January 31, 2001 Claims Bar Date in the Cases had not yet passed. Accordingly, in all the discussions with the potential investors, the Debtors expressed to these investors their belief that allowed General Unsecured Claims in the case would ultimately total between $40 and $55 million dollars. The Debtors fully believed that $50 million was a fair and conservative estimate of the allowed amount of general unsecured Claims. Accordingly, investors were requested to consider both the Debtors' goal (paying General Unsecured creditors in full) and their estimate of the amount of such Claims (approximately $50 million) in making their proposals.

          With respect to existing equity, potential investors were informed that the current equity holders believed that there was value to their equity position. Potential investors were also told that of the existing equity holders, only Jim Edwards was potentially interested in working for the reorganized company. The other equity holders (Joan Edwards Randolph and Carol Ann Ruoff) were not necessarily interested in working full-time for the reorganized company, but would entertain discussions with respect to customary consulting and noncompete agreements.

            b.    Subjective Criteria.

          As discussed above, the Debtors also considered certain subjective criteria in evaluating each of the "finalist" investors' proposals. While not capable of being precisely quantified, these criteria were also important in ultimately selecting the Investor Group's offer as the best proposal.

          First and foremost among the subjective criteria was the issue of credibility; whether a proposed investor could really consummate a transaction. In matters such as this, it is always critically important to distinguish parties that are genuinely interested from parties that are simply "tire kickers" or, worse, competitors looking to improve their edge by gaining access to confidential information. One means of evaluating a prospective investor's credibility was examining the extent to which the party pursued due diligence. Obviously, a party's willingness to spend its own time and money investigating a potential transaction is a fair demonstration of its willingness to pursue such a transaction.

          The second primary subjective criterion was the proposed investor's qualifications. This involved a consideration of the investor's background and experience. Other "qualification" issues concerned the investor's access to capital. The question of qualifications also involved the issue of reputation.

          The Debtors and their advisors considered all of the foregoing factors in evaluating the 16 offers received from the "finalist" investors. Ultimately, after carefully considering each of the proposals, the Debtors selected the proposal submitted by the Investor Group as the best proposal.

          After conducting this thorough analysis, the Debtors entered into a letter of intent ("LOI") with the Investor Group. The substance of the LOI has been incorporated into the Recapitalization Agreement, which was Filed with the Bankruptcy Court on June 22, 2001.

          11.  The Lock-Up Agreements.

          The Investor Group, the Debtors, the Class 6 Interest holders, and an overwhelming majority of the members of the Lender Group have entered into formal lock-up, voting, and consent agreements (the "Lock-Up Agreements") committing the signatories to the Lock-Up Agreements to support the Plan. The Lock-Up Agreements were Filed with the Bankruptcy Court on June 22, 2001.

          12.  The Committee's Motion To Terminate Exclusivity.

          In March of 2001, the Committee elected to file a motion to terminate plan exclusivity pursuant to Code Section 1121(d). Subsequent to the filing of the motion, the Debtors and the Committee have reached a resolution which will obviate the need for the Committee's motion. Nonetheless, it is possible that the Committee's motion will go forward. The hearing on the motion was initially scheduled for May 21, 2001, and has been continued to August 13, 2001, at 11:00 a.m. In the event that the Court grants the Committee's motion, the Committee likely will be authorized to propose an alternate plan of reorganization.

          13.  Prepetition Payments To Class 6 Interest Holders.

          As provided in article III.B.8, holders of Class 6 Interests are receiving a Release from the Debtors, the Estates, and the Reorganized Debtors for any and all claims, causes of action, and liability they may assert against such holders.

          Included in the Release are any potential preference or fraudulent transfer claims. The Debtors do not believe that there are any meritorious preference or fraudulent transfer claims that may be asserted against the Debtors' equity interest holders. Even if there were any merit to such potential causes of action, because the Debtors are under the Plan paying all Allowed Claims in full (except to the extent that creditors elect to receive a discounted (90%) payoff in exchange for being paid in Cash rather than being paid in Notes), under the Code there is no basis for such avoidance actions.

          Prior to the Petition Date, the Debtors made distributions to their equity interest holders (now Class 6 Interest holders), for taxes payable by the Class 6 Interest holders and which were attributable to the Debtors' profits. During 1999 there were distributions to shareholders for taxes totaling: $10.8 million on April 13, 1999 for 1998 taxes, and $1.5 million on June 14, 1999 and $1.3 million in September and October 1999 for subsequent years' taxes.

          In addition, during the year prior to the Petition Date, the Debtors paid approximately $5.2 million to Class 6 Interest holders and officers and directors who are insiders of the Debtors. This figure is comprised primarily of amounts relating to salary and other compensation, business perquisites, and taxes payable by the interest holders that were attributable to the Debtors' profits. Any liability or claims that the Debtors may assert against such Class 6 Interest holders are included in the Release.

          The Release further includes certain receivables Class 6 Interest holders owed to the Debtors. These receivables total approximately $5.2 million.

III.

SUMMARY OF THE PLAN

          The principal provisions of the Plan are summarized below. THE SUMMARY IS A BROAD OUTLINE OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY (AS ARE ALL STATEMENTS IN THIS DISCLOSURE STATEMENT) BY REFERENCE TO THE PLAN, A COPY OF WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AS EXHIBIT "1".

          The underlying concept of the Plan is to provide a vehicle for the recapitalization of the Debtors as a going concern and payment of Allowed Claims as quickly and as fully as practicable.

        A.    Overview Of Major Provisions Of The Plan.

          1.    General Structure Of The Plan.

          The Plan generally contemplates the following:

      •
      subject to the Investor Group Adjustment, an equity infusion by the Investor Group in an amount equal to approximately $56 million, which consists of $40 million in Cash and $16 million in bank debt held by the Investor Group to be converted into equity of New Edwards;

      •
      restructuring of the Allowed Lender Group Secured Claim;

      •
      subject to the Investor Group Adjustment, restructuring the remaining $9 million (plus accrued interest) in bank debt held by the Investor Group into the Investor Group Unsecured Subordinated Note;

      •
      payment in full in Cash on the Effective Date of all Allowed Administrative Claims, Allowed Administrative Tax Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims;

      •
      Depending on whether the Plan is a Consensual Plan (where Class 5A votes to accept the Plan by the requisite majorities pursuant to Code Section 1126) or whether the Plan is a Cramdown Plan (Class 5A votes to not accept the Plan by the requisite majorities pursuant to Code Section 1126), holders of Class 5A Claims will receive either Cash or a Consensual Plan Note (if the Plan is a Consensual Plan), or, if the Plan is a Cramdown Plan, either Cash or a Cramdown Plan Unsecured Note;

      •
      Release of all of the Debtors' claims against the Debtors' equity interest holders;

      •
      Release by Debtors and the insiders of the Debtors of the Agent and each of the Lenders, the Committee and its members and professionals.

      •
      Substantive consolidation of the Debtors;

      •
      Dissolution of the Merging Debtors and vesting of all of the Merging Debtors' assets and liabilities into New Edwards, which shall be 51% owned by the Investor Group and 49% owned by holders of Class 6 Interests, subject to the Equity Reduction, which reduces the percentage of equity held by Class 6 Interests;

      •
      Merger of CAMCO, which is a non-debtor entity owned by insiders of the Debtors, into New Edwards;

      •
      Having the Non-Merging Debtors become wholly owned subsidiaries of New Edwards;

      •
      Assumption of the Studio Contracts and the Core Theatre Leases; and

      •
      Granting New Edwards the power to administer the Estates and distribute Cash, Cash equivalents, or property to creditors.

          As explained below, the Debtors believe that the Plan represents the best means to reorganize the Debtors as a going concern and pay creditors in full.

          2.    Substantive Consolidation/Joint Claims Against Multiple Debtors (Including Guarantee Claims).

          The Plan provides that the Debtors are to be substantively consolidated. Substantive consolidation has a number of important effects. First, unsecured claims against any one of the Debtors will be classified with similar claims against the other Debtors. A creditor that holds duplicative claims against more than one Debtor based on their joint liability will hold only one such Allowed Claim, and any duplicative Claim against any other Debtor based on its joint liability will be disallowed. In addition, intercompany Claims (Claims of one or more Debtors against one or more other Debtors) shall be eliminated for all purposes, and such Claims shall be disallowed and shall not be considered Allowed Claims under the Plan for any purpose.

          The Debtors believe that this treatment is justified for several reasons. First, the Debtors operate their business in an integrated fashion. The individual corporations, limited liability companies, and partnerships do not run stand-alone businesses that can be severed from their affiliates.

          Second, the Debtors report their financial results on a consolidated basis and do not issue separate financial statements for each corporation. As a result, no creditors could have relied on the separate credit of one of the Debtors.

          Third, the Lender Group's debt is secured by Edwards Megaplex Holdings, LLC and is guaranteed by all of the other Debtors. Because the Lender Group, which is the largest creditor in the Cases, may assert the full amount of its Claim against any of the Debtors, substantive consolidation will not adversely affect the Lender Group, but will in fact effectuate a more efficient administration.

          For these reasons and others, the Debtors believe that consolidation of the Claims for treatment under the Plan is the appropriate manner in which to treat Claims under a plan of reorganization in these cases. The Plan will not be confirmed if the Bankruptcy Court does not approve the substantive consolidation described herein. Also, for similar reasons, the Plan provides for the merger of all the Merging Debtors into one New Edwards.

          Certain of the Debtors will not be merged into New Edwards (the "Non-Merging Debtors"). The Non-Merging Debtors are Morgan Edwards Theatre Corporation, United Cinema Corporation, and Florence Theatre Corporation. Merging any of the Non-Merging Debtors would likely have adverse tax consequences that outweigh the benefits of merger. The Non-Merging Debtors will remain separate business entities that will be wholly-owned by New Edwards, and will guaranty New Edwards' obligations under the Plan, including any Notes to be issued to holders of Allowed Class 5A Claims. All assets and equity of the Non-Merging Debtors will be pledged to the Agent on behalf of the Lender Group.

        B.    Classification And Treatment Of Claims And Interest.

          The Plan classifies Claims against and Interests in the Debtors into several classes. Classes 1-3 consist of Secured Claims. Class 4 consists of Other Priority Claims specified as having priority in Code sections 507(a)(3), 507(a)(4), 507(a)(5), or 507(a)(6). Class 5A consists of General Unsecured Claims that are not classified in any other class. Class 5B consists of Insurance-Covered Claims, which are general unsecured Claims to which the Debtors' Insurance Policies apply. Class 6 consists of Interest in the Debtors.

          1.    Unclassified Claims.

            a.    Administrative Claims And Administrative Tax Claims.

          The Plan generally provides that as soon as practicable after the later of: (a) the Effective Date; and (b) the date on which such Claim becomes an Allowed Administrative Claim or Allowed Administrative Tax Claim, New Edwards shall pay to each holder of such Claim, on account of and in full satisfaction of such Claim, Cash equal to the amount of such Claim, unless the holder agrees to other treatment of such Claim.

            b.    Priority Tax Claims.

          Allowed Priority Tax Claims shall be paid in Cash and in full by New Edwards as soon as practicable after the later of: (a) the Effective Date; and (b) the date on which such Claim becomes an Allowed Priority Tax Claim.

          2.    Classified Claims And Interests.

            a.    Class 1 (Lender Group Secured Claims).

          Class 1 is impaired under the Plan. In accordance with the Lender Group Term Sheet, and in full satisfaction of the Allowed Class 1 Claims, which total approximately $215 million and which are deemed Allowed under the Plan, including, but not limited to, prepetition accrued and unpaid interest at the applicable Non-Default Contract Rate and postpetition accrued and unpaid interest at the applicable Non-Default Contract Rate, all reasonable professional fees and costs of Bank of America and BNP Paribas incurred in connection with the Cases, all title insurance, recording and other fees, all commitment fees, letter of credit fees and other fees and charges under the Credit Agreement:

            (a)  On the Effective Date, New Edwards shall pay to the Lender Group: (i) $8.5 million in Cash as a principal pay-down, less any principal amounts that the Debtors have paid to the Lender Group during these Cases, including the Segregated Funds; (ii) the Lender Group Cash Pool Payment; and (iii) all prepetition and postpetition accrued and unpaid interest at the applicable Non-Default Contract Rate, all reasonable professional fees and costs of Bank of America and BNP Paribas incurred in connection with the Cases, all title insurance, recording and other fees, all commitment fees, letter of credit fees and other fees and charges under the Credit Agreement and/or in connection with the negotiation and preparation of the Restructured Term Credit Agreement and Related Documents, less any amounts for interest or professional fees and costs that the Debtors have paid to the Lender Group during these Cases, including the Segregated Funds; and

            (b)  On the Effective Date, the Restructured Term Credit Agreement and Related Documents, including the guarantees and documents effectuating the pledge of assets by the Non-Merging Debtors to Bank of America on behalf of the Lender Group, shall become effective, and the Class 1 Claim holders shall be paid in accordance with the terms thereof.

          3.    Class 2 (Investor Group Secured Claims)

          Class 2 is impaired. In full satisfaction of the Allowed Class 2 Claims, which are Allowed under the Plan and which total approximately $25 million, and on the terms and conditions specified in the Lender Group Term Sheet and the Restructured Term Credit Agreement and Related Documents, on the Effective Date the Investor Group shall convert $16 million of its Class 2 Claim into Series A Preferred Stock with an aggregate liquidation preference of $16 million, and approximately 146,000 shares of Class A Common Stock of New Edwards. The remainder of the Investor Group's Class 2 Claim shall be converted dollar for dollar into the Investor Group Unsecured Subordinated Note. The Investor Group Unsecured Subordinated Note shall also be subordinated to the Cramdown Plan Unsecured Note or the Consensual Plan Unsecured Note, whichever is applicable. The subordination of the Investor Group Unsecured Subordinated Note shall be both in time of payment and in right of payment; i.e., there shall be no payments of principal, interest or otherwise on the Investor Group Unsecured Subordinated Note until all amounts (principal, interest or otherwise) owing on the: (a) Class 1 Claims (Lender Group Secured Claims); and (b) Consensual Plan Unsecured Notes or the Cramdown Plan Unsecured Notes, as applicable, are paid in full.

          4.    Class 3 (Other Secured Claims)

          Class 3 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holders of Allowed Class 3 Claims are unaltered by the Plan. Unless the holder of such Claim and the Debtors agree to a different treatment, each holder of an Allowed Class 3 Claim shall receive the legal, equitable, and contractual rights to which such Claim entitles the holder thereof. Any default with respect to any Allowed Class 3 Claim that existed immediately prior to the filing of the Case shall be cured upon the Effective Date. The Debtors estimate that the total number of Allowed Class 3 Claims is approximately $250,000.

          5.    Class 4 (Other Priority Claims)

          Class 4 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holders of Allowed Class 4 Claims are unaltered by the Plan. The Debtors estimate that the total amount of Allowed Class 4 Claims is $200,000. Unless the holder of an Allowed Class 4 Claim agrees to a different treatment, each holder of such Allowed Class 4 Claim shall receive one of the following alternative treatments, at the election of the Debtors:

          (a)  to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by New Edwards on the Effective Date;

          (b)  to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the New Edwards, when and as such Claim becomes due and owing in the normal course of business; or

          (c)  such Claim will otherwise be treated in any other manner so that such Claim shall otherwise be unimpaired pursuant to Code Section 1124.

          6.    Class 5A (General Unsecured Claims)

          Class 5A is impaired under the Plan. In full satisfaction of the Allowed Class 5A Claims, which the Debtors estimate total approximately $52 million, holders of Allowed Class 5A Claims shall be entitled to receive, in addition to a release of all avoiding power claims from the Debtors, their Estates and the Reorganized Debtors:

            a.    Consensual Plan.

          If a Consensual Plan is confirmed, then as soon as practicable after the later of: (a) the Effective Date of a Consensual Plan; and (b) the next scheduled quarterly distribution date pursuant to Article VI.E of the Plan following the date on which such Class 5A Claim becomes an Allowed Class 5A Claim (if the Claim was not Allowed on the Effective Date), and subject to the Consensual Plan Distribution Limitations, each holder of an Allowed Class 5A Claim will receive, at the holder's election (as reflected on its Ballot), either:

          (1)  Consensual Plan Unsecured Note Option: the Consensual Plan Unsecured Note, which has the following terms:

      •
      Principal Amount: 100% of the Allowed Class 5A Claim (excluding postpetition interest, except as provided for in Article VII.B. of the Plan).

      •
      Term: 7 years.

      •
      Amortization: Equal semi-annual principal reduction payments beginning on the 6-month anniversary of the Effective Date.

      •
      Interest: Semi-annual interest payments, in arrears, beginning on the six-month anniversary of the Effective Date, of 9% per annum, compounded annually.

      •
      Guarantee: Each of the Non-Merging Debtors shall guarantee the Consensual Plan Unsecured Notes; and

      •
      Events of default: As provided in Exhibit "E" to the Plan; or

          (2)  Cash Option: A cash distribution equal to 90% of the holder's Allowed Class 5A Claim (excluding postpetition interest, except as provided for in Article VII.B of the Plan).

          Those holders who fail to indicate on their Ballots whether they choose the Cash Option or the Consensual Plan Unsecured Note Option shall be deemed to have elected the Cash Option.

          Consensual Plan Distribution Limitations: The amount of Consensual Plan Unsecured Notes to be issued shall not exceed $55 million. If the amount of all Consensual Plan Unsecured Notes elected by holders of Allowed Class 5A Claims exceeds $55 million, then Consensual Plan Unsecured Notes will be issued Pro Rata to holders of Allowed Class 5A Claims that elect the Consensual Plan Unsecured Note Option in the total amount of $55 million. To the extent that the holders of Allowed Class 5A Claims elect the Consensual Plan Unsecured Note Option and such Notes are oversubscribed, and to the extent that such holders' Allowed Claims remain unsatisfied through the issuance of Consensual Plan Unsecured Notes, such Allowed Claims shall be treated in accordance with the Cash Option.

            b.    Cramdown Plan.

          If a Cramdown Plan is confirmed, then as soon as practicable after the later of: (a) the Effective Date of a Cramdown Plan; and (b) the next scheduled quarterly distribution date pursuant to Article VI.E of the Plan following the date on which such Class 5A Claim becomes an Allowed Class 5A Claim (if the Claim was not Allowed on the Effective Date), each holder of an Allowed Class 5A Claim (which Claim shall include postpetition interest, if such interest is mandated by the provisions of the Code pursuant to entry of a Final Order, calculated at the contract rate provided in such creditor's underlying documentation, or if no such contract rate is provided, at the federal judgment rate in effect on the Petition Date) will receive, at the holder's election (as reflected on its Ballot), either:

          (1)  Cramdown Plan Unsecured Note Option: the Cramdown Plan Unsecured Note, which has the following terms:

      •
      Principal amount: 100% of the Allowed Class 5A Claim (including postpetition interest, if Allowed, or as provided for in Article VII.B of the Plan);

      •
      Term: 7 years

      •
      Amortization: All due and payable on the 7th anniversary of the Effective Date;

      •
      Interest: Semi-annual payments, in arrears, beginning on the 6-month anniversary of the Effective Date, of 9% per annum, compounded annually, or such other rate as the Bankruptcy Court may, by entry of a Final Order, determine to be a market rate of interest;

      •
      Guarantee: Each of the Non-Merging Debtors shall guarantee the Consensual Plan Unsecured Notes; and

      •
      Events of default: As set forth in Exhibit "E" to the Plan; or

          (2)  Cash Option: a Cash distribution equal to 90% of the holder's Allowed Class 5A Claim (excluding postpetition interest, except as provided for in the Plan).

          Those holders who fail to indicate on their Ballots whether they choose the Cash Option or the Cramdown Plan Unsecured Note Option shall be deemed to have elected the Cramdown Plan Unsecured Note Option.

          7.    Class 5B (Insurance-Covered Claims)

          Class 5B is impaired. In full satisfaction of the Allowed Class 5B Claims, which the Debtors total no more than $5 million, holders of Allowed Class 5B Claims shall be entitled to elect one of the following alternative treatments:

            (a)  be permitted to proceed to final judgment in non-Bankruptcy Court, which shall be satisfied only from the proceeds of the Insurance Policies; provided, however, that such holder of an Allowed Class 5B Claim waives any Class 5A Claim; or

            (b)  have any Allowed Class 5B Claim determined by the Bankruptcy Court pursuant to article VI.D, and which shall be paid out of the proceeds of the Insurance Policies. To the extent that the Insurance Policies do not fully cover an Allowed Class 5B Claim, any excess will be treated as an Allowed Class 5A Claim.

          Insurance Disclaimer: On May 29, 2001, one of the Debtors' primary coverage insurers for the period of January 31, 1999 through August 4, 2000, Reliance Insurance Company ("Reliance"), was placed into rehabilitation by the insurance commissioner of the Commonwealth of Pennsylvania.

          Notwithstanding the rehabilitation order, the Debtors believe that Reliance will continue to honor its obligations under its Insurance Policies with the Debtors and, to the extent that it cannot honor its obligations, Reliance has purchased a reinsurance policy to cover any shortfall.

          Please note, however, that the Debtors cannot give any assurance that their Insurance Policies in fact apply to any or all of the Allowed Class 5B Claims.

          8.    Class 6 (Interests)

            a.    Treatment.

          Class 6 is impaired under the Plan. On the Effective Date, Allowed Class 6 Interest Holders will receive on account of such Interests:

            (a)  A Release, which shall include any and all claims, avoidance causes of action, outstanding obligations, and all liabilities that the Debtors, the Estates, and the Reorganized Debtors may assert against such holders;

            (b)  $15 million in Series B Preferred Stock, subject to a reduction as required by the Equity Reduction; and

            (c)  490,000 shares of Class B Common Stock, representing 49% of the economic value of the common equity of New Edwards, subject to the Equity Reduction;

          Equity Reduction:

            (i)    If the amount of Allowed Class 5A Claims exceeds $55 million but is equal to or less than $70 million, then Series B Preferred Stock in a face amount equal to the amount of such excess shall be distributed to the Investor Group pursuant to the Investor Group Conditional Investment, in lieu of distribution to holders of Allowed Class 6 Interests; and

            (ii)  If the amount of Allowed Class 5A Claims exceeds $70 million, then to the extent that such Claims exceed $70 million, for each $93.75 to be paid to New Edwards by the Investor Group pursuant to the Investor Group Conditional Investment on account of Allowed Class 5A Claims in excess of $70 million, 1 share of Class B Common Stock shall be reduced from the amount to be distributed to holders of Allowed Class 6 Interests, and shall be redeemed by New Edwards with the proceeds of the Investor Group Conditional Investment; provided, however, Class 6 Interest holders shall receive no less than 10,000 shares of Class B Common Stock notwithstanding the Equity Reduction.

            b.    Rights And Limitations Of Distributed Series B Preferred Stock And Class B Common Stock.

          The Series B Preferred Shares and Class B Common Stock to be issued on the Effective Date shall be distributed to the Stock Escrow Agent.

          Subject to the provisions of applicable Stockholder Agreements, each Class 6 Interest holder shall have the right to vote all shares of Series B Preferred Stock and Class B Common Stock held in the Stock Escrow Account with respect to such Class 6 Interest holder and shall have all other appropriate rights with respect to such shares.

          Any dividends or other amounts (including any amounts resulting from the redemption of such shares by New Edwards), whether in Cash or otherwise, distributed by New Edwards from time to time with respect to the shares of Series B Preferred Stock and Class B Common Stock held in any Stock Escrow Account shall be held in such Stock Escrow Account pending distribution by the Stock Escrow Agent of the related shares.

          The shares of Series B Preferred Stock and Class B Common Stock held in the Stock Escrow Accounts (together with any distribution amounts with respect thereto) shall be distributed to Class 6 Interest holders, subject to the Equity Reduction.

          On the earlier of (i) the date on which the Bankruptcy Court enters an order closing the Cases or (ii) the date on which the Bankruptcy Court enters an order permitting such distribution, and only after giving effect to any previous distributions stated above and the Equity Reduction, if applicable, the Stock Escrow Agent shall distribute from the Stock Escrow Account with respect to each Class 6 Interest holder all shares of Series B Preferred Stock and Class B Common Stock then held in such Stock Escrow Account to such Class 6 Interest holder or its permitted successors and assigns under the Stockholders' Agreement (including all distribution amounts in such Stock Escrow Account) or, in the event such Class 6 Interest holder is no longer alive, such Class 6 Interest holder's heir(s).

          In the event that any shares of Series B Preferred Stock or Class B Common Stock are distributed from a Stock Escrow Account to any Person other than a Class 6 Interest holder, such Person shall enter into a Stockholders' Agreement in form and substance satisfactory to the Investor Group.

        C.    Treatment Of Executory Contracts And Unexpired Leases.

          1.    Generally.

          On the Petition Date, the Debtors were parties to numerous executory contracts, leases of personal property, and leases of nonresidential real property.

          The Plan provides for two types of treatment of executory contracts and unexpired leases. First, certain executory contracts and unexpired leases may be assumed and assigned. Second, any executory contracts and unexpired leases not assumed and assigned will be rejected.

          Persons that are parties to executory contracts or unexpired leases with the Debtors should review carefully Article IV of the Plan, which contains express instructions regarding filing objections to assumptions or rejections of executory contracts and unexpired leases, payment of cure amounts, and deadlines for filing Claims arising from the treatment of executory contracts and unexpired leases.

          As set forth in the Plan, describing a contract or lease as an executory contract or unexpired lease in Article IV of the Plan, or listing a contract or lease on Exhibits "A" and "B" to the Plan, does not constitute an admission by the Debtors, the Estates, or the Reorganized Debtors that such contract or lease actually is an executory contract or unexpired lease, or that the Debtors, or the Estates have any liability thereunder, nor shall such listing, the absence of an objection thereto, or Confirmation constitute a finding or determination that any such contract or lease is an executory contract or unexpired lease.

          2.    Assumed And Assigned Executory Contracts And Leases.

          Exhibit "B" to the Plan lists the executory contracts and unexpired leases to be assumed or assumed and assigned. Exhibit "B" to the Plan specifies the amounts, if any, that the Debtors allege are necessary to cure each of the executory contracts set forth thereon in accordance with Code Section 365(b)(1)(A) & (B) (the "Cure Amounts"). The Cure Amounts will be satisfied on the Effective Date or as otherwise provided in the Plan.

          Every executory contract and unexpired lease the Debtors are assuming will be assigned to New Edwards. Any executory contract or unexpired lease that the Debtors assume and assign shall be deemed to be a permitted assignment notwithstanding a provision in such contract or lease requiring consent of the nondebtor party to such contract or lease.

          Among the executory contracts and unexpired leases to be assumed and assigned are the Studio Contracts and the Core Theatre Leases. The Plan provides that on the Effective Date the Debtors will assume all executory contracts with the Studios relating to the distribution of films, and the Cure Amounts due the Studios shall be paid in full in Cash on the Effective Date. The Debtors estimate that the Cure Amounts for assuming the Studio Contracts total approximately $4.5 million. This treatment effectively removes from Class 5A all Studio Contract Claims of the film studios and distributors whose contracts will be assumed. Other Claims of film studios and distributors, such as lease rejection Claims, are classified as Class 5A Claims.

          The Debtors also will be assuming and assigning to New Edwards the Core Theatre Leases. These leases relate to the theatres that the Debtors believe are their most profitable locations, and will be the cornerstone of the Debtors' reorganization. The Debtors estimate that the Cure Amounts for assuming the Core Theatre Leases in the aggregate total approximately $1.5 million. Then Cure Amounts will not be paid with the funds used to satisfy the Class 5A Claims.

          One of the Core Leases that the Debtors intend to assume is the Irvine Spectrum and IMAX Lease, under which the Irvine Company is the landlord. The leased premises include an existing 21-screen theatre at the Irvine Spectrum Center, and a 56,000 square foot pad for a theatre expansion (the "Lease Expansion"). There is a dispute between the Debtors and The Irvine Company regarding the parties' respective rights and obligations under the Irvine Spectrum Lease. Specifically, the parties have a dispute over whether there has been a default under the Irvine Spectrum Lease and, if so, which party is in default. The parties also have a dispute over the Lease Expansion, as the Debtors informed The Irvine Company that the Debtors do not intend to move forward with the expansion.

          The Debtors contend that The Irvine Company is in default under the Irvine Spectrum Lease for failure to timely deliver the expansion pad. The Debtors therefore contend that The Irvine Company has no claim for damages for breach of the Irvine Spectrum Lease. The Debtors also contend that they are excused from performing the Lease Expansion. The Irvine Company contends that the Debtors, and not the Irvine Company, breached the Irvine Spectrum Lease and that The Irvine Company has incurred damages flowing from the breach in excess of $3 million. The Irvine Company also contends that the Debtors are not excused from performing the Lease Expansion and that, following assumption of the Irvine Spectrum Lease, New Edwards will have the contractual obligation to perform the Lease Expansion at a cost that could exceed $8 million. The Debtors do not believe that the outcome of the Irvine Spectrum Lease dispute will have a material effect on the Plan or the Debtors' or Reorganized Debtors' ability to perform thereunder.

          The Plan also provides that New Edwards grants to Bank of America on behalf of the Lender Group (and have perfected) a security interest in any assumed and assigned unexpired lease listed on Exhibit "B" to the Plan. Any party to any unexpired lease proposed to be encumbered, who believes that such unexpired lease prohibits such encumbrance, must File a written objection to such encumbrance pursuant to the Objection Deadline described in article IV.B.3 of the Plan. Any party to such unexpired lease that fails to File a written objection to such proposed encumbrance shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest in such lease, and (b) the recording or other act to perfect such security interest, and shall thereafter be forever prohibited and barred from objecting to such encumbrance. Any party that does file a written objection will have its position adjudicated by the Bankruptcy Court. In the event that the Bankruptcy Court determines that one or more leases may not be encumbered, such determination will not otherwise affect the Plan.

          The Plan specifies the procedures for objecting to the assumption and assignment of any executory contract or unexpired lease, and also provides the procedures for objecting to the proposed Cure Amount for any assumed and assigned executory contract or unexpired lease.

          The parties to the executory contracts or unexpired leases listed on Exhibit "B" to the Plan should carefully read articles IV.B.1 - IV.B.4 of the Plan as the failure to timely serve such a statement shall waive any and all objections to the proposed assumption/assumption and assignment and Cure Amount. In the event of a dispute regarding: (a) the amount of any Cure Amounts; (b) the provision of adequate assurance of future performance under the contract or lease to be assumed or assumed and assigned; or (c) any other matter pertaining to assumption or assumption and assignment, the cure payments required by Code Section 365(b)(1) shall be made following the entry of a Final Order resolving the dispute and approving assumption and assignment.

          The Plan further provides that the execution and recording of any memorandum of lease relating to an unexpired lease listed on Exhibit "B" to the Plan is exempt from any law or requirement requiring lessor consent or joinder, whether express or otherwise, to such execution or recordation. The Reorganized Debtors, Bank of America on behalf of the Lender Group, or any agent or representative of any of the foregoing, are authorized to serve upon all filing and recording officers a notice, substantially in the form attached as Exhibit "D" to the Plan, in connection with the execution, filing and recording of any memoranda of lease (whether recorded or unrecorded) in accordance with the Plan, to evidence and implement article III.B.1 of the Plan.

          The Plan also provides that the appropriate state or local government filing and recording officers are directed to accept for filing or recording any and all memoranda of lease to be executed, filed and recorded in accordance with the Plan and the exhibits thereto, without need for lessor consent or joinder to such execution or recordation, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than the Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

          3.    Rejected Executory Contracts And Leases.

          As of the Effective Date, all executory contracts and unexpired leases that are not subject to assumption and assignment will be rejected.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of the executory contracts and unexpired leases as provided for under the Plan pursuant to Code sections 365 and 1123(b)(2).

          Any party in interest wishing to object to the rejection of an executory contract or unexpired lease identified for rejection, as provided under the Plan, shall file and serve on Reorganization Counsel, the Committee Counsel, Bank of America Counsel, and the U.S. Trustee any objection by the same deadline and in the same manner established for filing objections to Confirmation, unless the rejection is the subject of an amendment to Exhibit "A" to the Plan, in which case the deadline is the date that is the earlier of: (a) 20 days after the date of such amendment; or (b) the day that is 5 Days before the Confirmation Hearing. Failure to file and serve any such objection by the applicable deadline shall constitute consent to the rejection.

          Any Claim by any party to an executory contract or unexpired lease rejected under the Plan shall be classified in Class 5A. Any Claim arising from rejection of an executory contract or unexpired lease, which has not been barred by a prior order of the Bankruptcy Court, shall be barred unless a proof of Claim is Filed within 30 days after the mailing of the Notice of Effective Date.

        D.    Funding Of The Plan.

          On the Effective Date, and in accordance with the Recapitalization Agreement, the Investor Group will make the Investor Group Mandatory Investment and, if necessary, the Investor Group Conditional Investment.

          1.    The Investor Group Mandatory Investment.

          The Investor Group shall make a capital contribution to New Edwards in an amount equal to $56 million, which shall consist of $16 million in principal of the Class 2 Claims held by the Investor Group and the remainder in Cash, plus an amount equal to the Segregated Funds that the Investor Group received from the Debtors, in accordance with the Investor Group Adjustment.

          In exchange for such new capital, the contributed Investor Group Secured Claim, and other valuable considerations, the Investor Group shall receive: (a) $56 million in Series A Preferred Stock; (b) shares of Class A Common Stock of the New Edwards representing 51% of the economic value of the New Edwards's common equity; and (c) the Investor Group Unsecured Subordinated Note.

          2.    The Investor Group Conditional Investment.

          In the event that the Equity Reduction applies, the Investor Group shall make a capital contribution to New Edwards in the following manner:

            a.    if Allowed Class 5A Claims exceed $55 million but are equal to or less than $70 million, then the Investor Group shall contribute $0.90 in Cash for each $1.00 of Allowed Class 5A Claims in excess of $55 million, and shall receive $1.00 in Series B Preferred Stock (with a liquidation preference of $1.00 per share) for each $0.90 in Cash so contributed; and

            b.    If Allowed Class 5A Claims exceed $70 million, then the Investor Group shall contribute $0.90 in Cash for each $1.00 of Allowed Class 5A Claims in excess of $70 million. The Investor Group shall receive one share of Series C Convertible Preferred Stock for each $1.00 contributed to New Edwards.

          In accordance with the Equity Reduction, the proceeds from the sale of the Series B Preferred Stock described in Article V.B.2.a of the Plan shall be deposited in the Cash Reserve, subject to the limitations in Article VII.B of the Plan, and distributed in payment of Allowed Class 5A Claims pursuant to Article III.B. of the Plan.

          The proceeds from the sale of the Series C Convertible Preferred Stock shall be applied by New Edwards to purchase shares of Class B Common Stock from the Stock Escrow Account at a purchase price of $93.75 per share until a total of 480,000 shares of Class B Common Stock have been purchased. Upon purchase of such shares of Class B Common Stock, the Cash consideration shall be deposited in the Cash Reserve, subject to the limitations in Article VII.B of the Plan, and distributed in payment of Allowed Class 5A Claims pursuant to Article III.B. of the Plan.

        E.    Required Transactions

          1.    CAMCO

          CAMCO is a non-debtor entity that is owned by the CAMCO Shareholders, who are Persons who are also insiders of the Debtors, as the term "insider" is defined by Code Section 101(31). CAMCO and the Debtors are parties to certain contracts under which CAMCO provides to the Debtors certain services. On the Effective Date, CAMCO shall be merged with and into New Edwards and the shares of capital stock in CAMCO held by each CAMCO Shareholder shall be cancelled. In exchange for their equity interest in CAMCO, each CAMCO Shareholder shall receive from New Edwards his or her Pro Rata share of $6 million. The payment by New Edwards to the CAMCO Shareholders is not made on account of any Class 6 Interest the CAMCO Shareholders may hold. The $6 million figure is the result of arms-length negotiations between the CAMCO Shareholders and the Investor Group.

          2.    New Edwards

          On or as soon as reasonably practicable after the Effective Date, and in accordance with the Recapitalization Agreement:

            a.    the following classes of rights and interests in New Edwards' equity shall be created: Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, and, if necessary, Series C Convertible Preferred Stock;

            b.    New Edwards shall amend and restate its certificate of incorporation (the "Restated Certificate"), which Restated Certificate shall set forth the rights and preferences of the Series A Preferred Stock, the Series B Preferred Stock, the Class A Common Stock, the Class B Common Stock, and, if necessary, the Series C Convertible Preferred Stock, which such Certificate shall comply with Code sections 1123 and 1129;

            c.    As of the Closing and immediately thereafter, the authorized capital stock of New Edwards will consist solely of: (i) 10,000,000 shares of Common Stock, of which 510,000 shares of Class A Common Stock and 490,000 shares of Class B Common Stock shall be issued and outstanding; (ii) 1,000,000 shares of Preferred Stock, of which 56,000 shares of Series A Preferred Stock and 15,000 shares of Series B Preferred Stock will be issued and outstanding. As of the Closing and immediately thereafter, all of the outstanding shares of New Edwards' capital stock shall be duly authorized, validly issued, fully paid and nonassessable; and

            d.    At the Closing, each Merging Debtor shall be merged with and into New Edwards, with all existing boards of directors, shareholders, partners and members of the Debtors approving such mergers, and in accordance with applicable nonbankruptcy law; the shares of capital stock in the Merging Debtors shall be cancelled; each Merging Debtor shall cease to exist, and New Edwards will continue as the surviving company. Simultaneously therewith, New Edwards shall transfer to the Escrow Account with respect to each holder of a Class 6 Interest the number of shares of Class B Common Stock and the number of shares of Series B Preferred Stock in the following manner:

Name Of Holder Of Class 6 Interest	Distribution
W. James Edwards III and Patricia D. Edwards	1/3 of distributed stock
Carole Ann Ruoff	1/3 of distributed stock
Joan Edwards Randolph	1/3 of distributed stock

          On the Effective Date, New Edwards and the Non-Merging Debtors will each own its own assets free and clear of liens, Claims, and encumbrances (except for liens granted to secure the obligations under the Restructured Term Credit Agreement and Related Documents or liens, if any, maintained by Class 3 Claim holders); provided, however, that nothing herein shall abrogate the obligations of New Edwards and the Non-Merging Debtors under the Plan.

          On and after the Effective Date, the business and affairs of each of New Edwards and the Non-Merging Debtors will be managed by and under the direction of New Edwards' board of directors and the boards of directors of the Non-Merging Debtors.

          Subject to any requirement of Bankruptcy Court approval, pursuant to Code Section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Persons proposed to serve on the initial board of directors of New Edwards and the Non-Merging Debtors in the Statement of Officers and Directors. The classification and composition of the board of directors shall be consistent with New Edwards' Restated Certificate and the Recapitalization Agreement, and, subject to the limitations in the Recapitalization Agreement: (a) Anshutz and OCM collectively shall be entitled to nominate 4 persons to serve as directors; (b) W. James Edwards III shall be entitled to nominate 1 person to serve as director; (c) holders of Class 6 Interests holding not less than a majority of shares of Class B Common Stock then held by all Class 6 Interest holders shall be entitled to nominate 1 person to serve as director; and (d) Anshutz and OCM collectively shall be entitled to nominate 1 person to serve as an independent director.

          In accordance with the Recapitalization Agreement, New Edwards is authorized and shall prepare, execute, and deliver to the appropriate secretary of state certificates of merger.

          Prior to Closing, and in accordance with the Recapitalization Agreement, New Edwards shall authorize

            (a)  the filing under the laws of the State of Delaware of the Restated Certificate, which Restated Certificate shall be in full force and effect under the laws of the State Of Delaware as of the Closing;

            (b)  the issuance to the Escrow Agent of the shares of Class B Common Stock and Series B Preferred Stock;

            (c)  the payment of Cash to the CAMCO Shareholders in consideration for the cancellation of the capital stock of CAMCO;

            (d)  the issuance of Class A Common Stock and Series A Preferred Stock to holders of Class 2 Claims; and

            (e)  issuance, if necessary, of the Series C Convertible Preferred Stock to the Investor Group.

          At the Closing, all opinions, certificates, and other documents and instruments to be delivered under the Recapitalization Agreement shall be delivered to the Investor Group, holders of Class 6 Interests, and the CAMCO Shareholders.

        3.    Employment, Non-Compete, And Shareholder Agreements.

          On or as soon as reasonably practicable after the Effective Date, and in accordance with the Recapitalization Agreement, New Edwards will enter into the following employment and non-compete agreements:

            (a)  A five-year employment agreement with W. James Edwards, III pursuant to which he will serve as vice chairman of New Edwards and receive compensation in the amount of $300,000 per annum, plus severance benefits in the amount of such salary for any remaining balance of the five-year term of the employment agreement in the event that his employment is terminated by New Edwards for any reason or no reason, and other customary benefits;

            (b)  Separate five-year non-compete agreements with W. James Edwards, III; Carole Ann Ruoff; and Joan Edwards Randolph pursuant to which W. James Edwards shall receive guaranteed non-compete payments in the amount of $200,000 per annum, and Carole Ann Ruoff and Joan Edwards Randolph each shall receive guaranteed non-compete payments in the amount of $200,000 per annum, plus $20,000, representing the economic equivalent of health insurance and automobile expenses.

            (c)  Each holder of a Class 6 Interest shall enter into a Stockholder Agreement.

        F.    Post-Confirmation Management.

          1.    New Edwards.

          On the Effective Date, and subject to the terms of the Plan, New Edwards shall be vested with the assets of the Debtors and the Estates, and shall manage, administer, dispose of and otherwise liquidate for Cash the assets of the Debtors in accordance with the Plan. On and after the Effective Date, New Edwards shall: (i) make all distributions as required by the Plan; (ii) file all tax returns; (iii) subject to the terms of the Plan, object to or settle Claims; and (iv) subject to the terms of the Plan commence and prosecute claims and causes of action, including, without limitation, turnover actions under Code sections 542 and 543 and all avoiding powers arising under Code sections 502(d), 506, 544, 545, 547, 548, 549, 550, 553, and 558, other than against holders of Allowed Class 1, Class 2, and Class 5A Claims, and Class 6 Interests; as to holders of Allowed Class 1, Class 2, and Class 5A Claims, and Class 6 Interests such claims and causes of action shall be released under the Plan.

          2.    Objections To Claims.

          New Edwards shall have the responsibility of filing objections to, and otherwise contesting the allowability of, any and all Claims; provided, however, that Class 1 Claims and Class 2 Claims, and Class 6 Interests, are deemed to be Allowed under the Plan.

          New Edwards must File and serve objections to Claims within 90 days after the Effective Date; provided, however, that a party in interest may, for cause, obtain an extension of such date.

          3.    Preservation Of Claims Of The Debtors And The Estates And Objections To Claims Against The Debtors And The Estates.

          As set forth in the Plan and pursuant to the order approving the Disclosure Statement, the Reorganized Debtors and the Estates reserve the right, and intend to prosecute, all Claims of the Debtors or the Estates except as set forth in the Plan, including Claims for affirmative recovery and Claims to subordinate any Claims against the Reorganized Debtors or the Estates. To the extent that affirmative recoveries are sought against holders of Class 5A Claims, such affirmative recoveries or setoffs shall reduce such holders' Class 5A Claim. The Debtors and the Estates also reserve, and intend to prosecute, all objections to Claims against the Estates, except as expressly provided in the Plan.

          Attached hereto as Exhibit "4" is a list of all Claims asserted against the Debtors, which includes the amount of each Claim as Scheduled by the Debtors and the amount of such Claim as indicated on a corresponding Proof Of Claim. While the Debtors reserve the right to object to any and all of the Claims listed on Exhibit "4", any holder of a Claim listed on Exhibit "4" must expect that the Debtors will object to such Claim where the Proof of Claim amount is greater than the Scheduled amount of such Claim. Notwithstanding the foregoing, all such Claims that have: (a) a zero or negative "variance" in Exhibit "4" hereof; and (b) are not listed in the Schedules as Disputed, contingent, or unliquidated, will be Allowed in the amount set forth in a timely Filed proof of Claim, or as Scheduled if no proof of Claim has been Filed

          If you have any questions regarding whether the Estates may assert Claims or rights of subordination against you and/or with respect to your Claims against the Debtors or the Estates, or if you have any questions regarding potential objections to your Claims against the Debtors or the Estates, please submit those questions in writing to:

    Edwards Theatres Claims Administrator Stutman,
    Treister & Glatt Professional Corporation
    3699 Wilshire Boulevard, Ninth Floor
    Los Angeles, California 90010

  G.
  Disputed Claims.

          Except as otherwise provided in the Plan, no property or Cash shall be distributed under the Plan on account of any Disputed Claim. To the extent necessary, New Edwards shall establish reserves with respect to each Disputed Administrative Tax Claim, Other Priority Claim, and Priority Tax Claim, and place into such reserve property to be distributed on account of such Claims to the extent such Claims become Allowed.

  H.
  Reserves

  1.
  Administrative Tax Claims.

          Prior to making any distributions on Allowed Administrative Tax Claims, New Edwards shall establish reserves for all Disputed Administrative Tax Claims. The reserve for an Administrative Tax Claim shall be based upon the Administrative Tax Claim being in the amount set forth on the books and records of the Debtors unless and until a motion is filed pursuant to Article III.A.1.b.iii. of the Plan at which time the reserved amount shall be modified so that it is the amount set forth in the motion Filed pursuant to Article III.A.1.b.iii of the Plan.

    2.
    Other Priority Claims.

          Prior to making any distribution on Allowed Other Priority Claims, New Edwards shall establish reserves for all Disputed Other Priority Claims. The reserve for an Other Priority Claim shall be based upon the Other Priority Claim being in the amount of the Other Priority Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for the Other Priority Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed.

    3.
    Priority Tax Claims.

          Prior to making any distributions on Allowed Priority Tax Claims, New Edwards shall establish reserves for all Disputed Priority Tax Claims. The reserve for a Priority Tax Claim shall be based upon the Priority Tax Claim being in the amount of the Priority Tax Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for the Priority Tax Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed.

    4.
    Class 5A And 5B Claims.

          In connection with the Consensual Plan Unsecured Note Option, New Edwards shall establish reserves for Disputed Class 5A Claims electing such Note Option. The reserve for such Claims shall be based upon the Claim being in the lower of: (a) the amount of the Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for a Class 5A or 5B Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed; and (b) the Estimated Amount of such Claim for distribution purposes, as determined by the Bankruptcy Court.

          New Edwards shall also establish the Cash Reserve set forth in Article VII.B of the Plan.

          In the event that a Disputed Class 5A Claim electing the Consensual Plan Unsecured Note Option becomes Allowed, or has not yet received its full allotment of Consensual Plan Unsecured Notes and subsequently receives additional allotments of Consensual Plan Unsecured Notes, after one or more scheduled payments of principal, interest, or both have been made, then on the next quarterly distribution date following the date on which such Claim becomes Allowed, New Edwards shall distribute to the holder of such Allowed Claim a Consensual Plan Unsecured Note and pay in Cash the principal and compounded interest amount equal to the amount as if the Claim had been Allowed, and the Consensual Plan Unsecured Note had been distributed, on the Effective Date.

          In the event that a Disputed Class 5A Claim electing the Cramdown Plan Unsecured Note Option becomes Allowed after one or more scheduled payments of principal, interest, or both have been made, then on next scheduled quarterly distribution date following the date on which such Claim becomes Allowed, New Edwards shall distribute to the holder of such Allowed Claim a Cramdown Plan Unsecured Note and pay in Cash the principal and compounded interest amount equal to the amount as if the Claim had been Allowed, and the Consensual Plan Unsecured Note had been distributed, on the Effective Date.

          If an Allowed Class 5A Claim electing the Cash Option (under either a Consensual Plan or a Cramdown Plan) has not been paid, New Edwards shall distribute on the next quarterly distribution date following the date such claim is Allowed Cash to the holder of such Allowed Claim pursuant Article III.B.5 of the Plan and any interest to which such holder is entitled pursuant to Article VI.E.4 of the Plan.

  I.
  Unclaimed Property.

          With respect to a distribution of Cash made on account of a Claim, New Edwards will hold, until the later of: (a) the first anniversary of the Effective Date; and (b) 120 days after such distribution is made by New Edwards, any unclaimed distribution. An unclaimed distribution shall include a check that is not negotiated by the holder of the Claim to whom it is issued. Upon presentation of proper proof by the holder of an Allowed Claim of entitlement to an unclaimed distribution within such time, the unclaimed distribution due to the holder shall be paid to such holder. Following expiration of the period set forth above for acquiring unclaimed distributions and notwithstanding any otherwise applicable law: (a) the holder of such Claim shall not be entitled to any distributions on account of such Claim and such Claim shall be treated as if it were disallowed by Final Order; and (b) such unclaimed distributions shall be paid to New Edwards.

  J.
  Withholding Of Taxes.

          To the extent required by applicable law, there shall be withheld from any property distributed under the Plan any amounts which must be withheld for taxes payable by the person entitled to such distributed property. New Edwards shall be responsible for effecting any required withholding of taxes or information reporting with respect to amounts paid.

  K.
  Professional Fees And Expenses.

          Each Person retained or requesting compensation in the Cases pursuant to Code Section 327, 328, 330, 331 or 1103 shall be entitled to file a Final Fee Application for allowance of final compensation and reimbursement of expenses in the Cases up to the Effective Date. Such Final Fee Application must be filed within 30 days after the Effective Date or such later date as ordered by the Bankruptcy Court.

          Any fees and expenses incurred by Professional Persons after the Effective Date, other than fees and expenses incurred in connection with the preparation and defense of, or objection to, a Final Fee Application, shall be paid by New Edwards without further notice and a hearing by the Bankruptcy Court.

  L.
  Vesting Of Property.

          Subject to the provisions of the Plan, all property of the Debtors or the Estates, wherever situated, upon the Effective Date shall be vested in the Reorganized Debtors; provided, however, that any asset transfer from the Debtors to the Reorganized Debtors shall not eliminate or abrogate any obligation of New Edwards or the Debtors under the Plan.

  M.
  Retention Of Jurisdiction.

          Until the Case is closed, the Bankruptcy Court shall retain jurisdiction over all matters arising out of or relating to the Case, subject to the limitations described in the Plan.

  N.
  Confirmation And The Effective Date.

  1.
  Confirmation.

          The Bankruptcy Court shall not enter the Confirmation Order unless the Plan satisfies all of the conditions of Code Section 1129(a) and, if applicable, Code Section 1129(b), and the conditions stated in article VII.A of the Plan.

    2.
    Effective Date.

          The Effective Date will occur on the Business Day on which the Plan becomes effective pursuant to article VII.B of the Plan, which generally requires that all conditions to Confirmation have been met, and the Bankruptcy Court has entered a Confirmation Order, the Recapitalization Agreement and the Restructured Term Credit Agreement and Related Documents have Closed. The Debtors have filed copies of the Recapitalization Agreement and the Restructured Term Credit Agreement and Related Documents with the Bankruptcy Court, and any party in interest may request a copy of the Recapitalization Agreement and the Restructured Term Credit Agreement and Related Documents from the Debtors' Reorganization Counsel, Attention: Eric D. Winston, Esq.

          The Plan also requires as a condition to the Effective Date that the Debtors establish the Cash Reserve, which benefits holders of Allowed Class 5A Claims. Such holders should review Article VII.B. of the Plan as it relates to the Cash Reserve.

          However, if any stay or injunction against enforcement or execution of the Confirmation Order is issued prior to the date that would otherwise be the Effective Date, the Effective Date shall be the first Business Day after all such stays or injunctions are no longer in effect.

  O.
  Effects Of Confirmation.

          Confirmation and the provisions of the Plan shall bind the Debtors and any entity acquiring property under the Plan, any creditor, any equity security holder, and any party holding Claims against or Interests in the Debtors, whether or not the Claim or Interest of such party is impaired under the Plan and whether or not such party filed proofs of Claim or Interest or voted to accept the Plan. All Claims of the Debtors or the Estates against the Persons that were officers and/or directors of the Debtors on the Effective Date, are released and no action shall be brought on any such Claims by the Debtors, the Estates, the Reorganized Debtors, or New Edwards.

  P.
  Miscellaneous Provisions.

  1.
  Liability.

          None of the Committee, the Estates, New Edwards, the Debtors, the Reorganized Debtors, nor any of their employees, officers, members, directors, agents, or representatives, nor any Professional Persons employed or formerly employed by any of them, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to the Cases or the Estates, including objections to or estimations of Claims, dispositions of assets, or proposing, formulating, soliciting acceptances to, confirming, or implementing the Plan or the Disclosure Statement.

    2.
    Amendments.

          The Plan may be altered, amended or modified by the Debtors at any time, subject to Section 1127 of the Code. However, if the Plan is modified such that it is no longer in substantial compliance with the Lender Group Term Sheet, then the members of the Lender Group will no longer be bound under their respective Lock-Up Agreements. The Debtors may withdraw the Plan at any time prior to Confirmation. However, the Debtors may not modify the Plan to the extent that it is no longer materially consistent with: (x) the Lender Group Term Sheet and the Restructured Term Credit Agreement and Related Documents; (y) the treatment of Allowed Class 5A Claims as set forth in the Plan; or (z) the rights and obligations of the Investor Group as set forth in the Plan.

    3.
    1146(c) Exemption.

          The Plan provides that, in accordance with article 1146(c) of the Bankruptcy Code, the making, delivery, filing or recording of any mortgages, deeds of trust, leasehold mortgages, leases (whether recorded or unrecorded) and/or the various instruments and documents of transfer as specified in or contemplated by the Plan (collectively, "Instruments of Transfer") and/or the exhibits thereto are hereby exempt from taxation under any law imposing a recording tax, stamp tax, transfer tax or any similar tax. The Reorganized Debtors, Bank of America on behalf of the Lender Group, or any agent or representative of any of the foregoing, are authorized under the Plan to serve upon all filing and recording officers a notice, substantially in the form attached as Exhibit "D" to the Plan in connection with the filing and recording of any such Instruments of Transfer in accordance with the Plan, to evidence and implement Article V.E of the Plan. The appropriate state or local government filing and recording officers are directed to accept for filing or recording all Instruments of Transfer or other documents of transfer to be filed and recorded in accordance with the Plan and the exhibits thereto, without payment of any such tax or government assessment, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than the Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

IV.
CONFIRMATION PROCEDURES

          Because the law with respect to confirmation of a plan of reorganization is very complex, creditors concerned with issues regarding confirmation of the Plan should consult with their own attorneys. The following discussion is intended solely for the purpose of providing basic information concerning certain confirmation issues. The Debtors cannot and do not represent that the discussion contained below is a complete summary of the law on this topic.

          Many requirements must be met before the Bankruptcy Court may confirm the Plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the requisite number of holders of Claims and Interests, and whether the Plan pays such holders at least as much as they would receive in a liquidation of the Debtors under chapter 7 of the Code. These requirements, however, are not the only requirements for Confirmation, and the Bankruptcy Court will not confirm the Plan unless and until it determines that the Plan satisfies all applicable requirements, including requirements not referenced in this Disclosure Statement.

  A.
  Voting And Right To Be Heard At Confirmation.

  1.
  Who May Support Or Object To Confirmation Of The Plan?

          Any party in interest with standing may support or object to the confirmation of the Plan; even entities who may not have a right to vote may still have a right to support or object to Confirmation of the Plan.

    2.
    Who May Vote To Accept Or Reject The Plan?

          A holder of a Claim generally has a right to vote for or against the Plan if their Claim is both "allowed" for purposes of voting and classified in an impaired Class (Classes 1, 2, 5A, 5B, and 6).

    3.
    What Is An Allowed Claim Or Interest For Voting Purposes?

          As noted above, a creditor's Claim must be "allowed" for purposes of voting in order for such Claim to have the right to vote on the Plan. Generally, for voting purposes, a Claim is deemed "allowed" if: (i) a proof of Claim or Interest was timely filed; or (ii) if no proof of Claim or Interest was filed, the Claim or Interest is identified in the Schedules as other than "disputed," "contingent," or "unliquidated." In either case, when an objection to a Claim or Interest has been filed, the Claim or Interest holder cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection or allows the Claim or Interest for voting purposes.

          Under the Plan, Class 1 Claims and Class 2 Claims are Allowed, and Class 6 Interests are Allowed.

    4.
    What Is An Impaired Claim?

          As noted above, a Claim which is allowed for voting purposes only has the right to vote on the Plan if it is in a Class that is impaired under the Plan and if it will receive or retain any consideration under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that Class. The Debtors believe that the following Classes are impaired under the Plan: Classes 1, 2, 5A, 5B, and 6.

    5.
    Who Is Not Entitled To Vote?

          The holders of the following four types of Claims or Interests are not entitled to vote: (a) Claims or Interests that have been disallowed; (b) Claims or Interests that are subject to a pending objection and which have not been allowed for voting purposes; (c) Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7); and (d) Other Secured Claims. Holders of Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such Claims are not placed in Classes and they are required to receive certain treatment specified by the Code. See Section I.B hereof.

    6.
    Votes Necessary To Confirm The Plan.

          The Bankruptcy Court cannot confirm the Plan unless, among other things: (a) at least one impaired Class has accepted the Plan without counting the votes of any Insiders within that Class; and (b) either all impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by Cramdown with respect to any dissenting impaired Class as discussed in article IV.A.8 hereof.

    7.
    Votes Necessary For A Class To Accept The Plan.

          A Class of Claims is considered to have accepted the Plan when more than one-half in number and at least two-thirds in dollar amount of the Claims that actually voted in that Class have voted in favor of the Plan.

    8.
    Treatment Of Nonaccepting Classes.

          As noted above, even if certain impaired Classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the nonaccepting Classes are treated in the manner required by the Code. The process by which nonaccepting Classes are forced to be bound by the terms of a plan is commonly referred to as a Cramdown. The Code allows the Plan to be "crammed down" on nonaccepting Classes of Claims or Interests if the Plan meets the requirements of Code Section 1129(a)(1) through (a)(7) and 1129(a)(9) through (a)(13), if the Plan does not "discriminate unfairly" and is "fair and equitable," as those terms are defined in Code Section 1129(b).

    9.
    Request For Confirmation Despite Nonacceptance By Impaired Classes.

          The Debtors have asked that the Bankruptcy Court confirm the Plan by Cramdown on any impaired Class that does not vote to accept the Plan.

  B.
  "Best Interests Test."
    1.
    Background

          Another confirmation requirement is the "Best Interests Test" incorporated in Code Section 1129(a)(7). The Best Interests Test requires that, if a holder of a Claim or Interest is in an impaired Class and does not vote to accept the Plan, such holder receives or retains an amount under the Plan not less than the amount that such holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Code.

          The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization out of the Debtors' assets and, therefore, is in the best interests of such holders. The Debtors have considered alternatives to the Plan such as a liquidation in the context of a chapter 7 case. In the opinion of the Debtors, such alternatives would not afford holders a return as great as may be achieved under the Plan.

          In a chapter 7 case, a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities set forth in the Code. Under those priorities, secured creditors generally are paid first from the property or proceeds of property securing their liens. Administrative expenses generally are next to receive payment, with chapter 7 administrative expenses being paid first. Unsecured creditors then are paid from any remaining assets, according to their rights to priority. Finally, interest holders receive the balance that remains after all creditors are paid.

          For the Bankruptcy Court to be able to confirm the Plan, it must find that holders of Claims and Interests who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a hypothetical chapter 7 liquidation. Because the Plan contemplates a recapitalization of the Debtors through an infusion of equity by the Investor Group, there will not be any liquidation of the Debtors. Instead, the Plan proposes to pay all creditors of the Debtors in full, with Class 6 Interest Holders retaining some portion of their equity stake. This result is at least as efficient as would occur in the event that the Case was converted to a case under chapter 7 of the Code and a chapter 7 trustee with no familiarity with the Case was appointed to supervise the liquidation process.

          The Debtors believe that a chapter 7 liquidation would result in significantly less distributions being made on account of holders of nonpriority unsecured Claims (Class 5A), and thus the Plan provides those classes with more than they would receive in a chapter 7 liquidation.

          2.    Liquidation Analysis

          The Debtors and their Professional Persons have conducted a thorough analysis of what creditors would expect to receive in a liquidation of the Debtors following conversion to chapter 7, and have generated 3 scenarios, each using a different assumed level of unsecured Claims, under which a liquidation could occur. The amount of unsecured Claims is assumed to be $51.9 million, $75 million, and $130.0 million for scenarios 1, 2, and 3, respectively. Each scenario uses a multiple of 2.5x theatre-level cash flow. The Debtors believe that this multiple will approximate the multiple obtained in a forced liquidation.

          Even under the best scenario (only $51.9 million in Allowed Class 5A Claims), the Lender Group and the Investor Group collectively would recover only 69.6% of their approximately $209.8 million Class 1 and 2 Claims excluding all postpetition interest.(7) More significantly, unsecured creditors (Class 5A Claim holders, including the deficiency portion of the Lender Group's and Investor Group's Claims) would receive only a 61.8% distribution on account of their Claims.(8) The Debtors have estimated that in a liquidation Class 5A Claims (including the Lender Group's and the Investor Group's unsecured deficiency Claims) total approximately $218.9 million.

(7)
The Lender Group disputes the Debtors' valuation of its secured position, and that based upon the offer made by the Investor Group, the Lender Group deems itself to be oversecured. The basis for the Lender Group's belief is that Debtors have incorrectly valued their leases; such value is more appropriately attributed to the "going concern" of the Debtors, which would be a general intangible, and an asset on which the Lender Group has a valid and perfected security interest.

(8)
As discussed in article II.B.6, the Debtors are assuming that Class 5A Claims (excluding any deficiency Claim of a secured creditor) amount to approximately $51.9 million. This assumption, however, is dependent upon the Debtors successfully prosecuting certain Claims objections. In the event that the Debtors are not successful in all of their Claims objections, it is likely that the amount of Allowed Class 5A Claims will increase, and thus will dilute the Pro Rata recovery on account of such Claims. Thus, the Debtors cannot give an assurance that holders of Allowed Class 5A Claims will receive 61.8% on account of their Claims, and such recovery may in fact be substantially lower. Thus the Debtors have included scenarios 2 and 3, which analyze what would happen if Allowed general unsecured Claims were $75 million and $130 million, respectively. Parties in interest reviewing the Debtors' liquidation analysis should carefully review the disclaimer stated in Article II.B.6.

          The Debtors reached this result by assuming that the liquidation would have commenced on September 30, 2001, and would have taken approximately 6 months to complete. During this period, the chapter 7 trustee would wind down the Debtors' operations as the core business was sold. While some of the Debtors' assets would be liquidated immediately (Cash, account receivables, and marketable securities), other assets, including owned property and leasehold interests, could require lengthy sale and negotiation process.

            a.    Estimates Of Net Proceeds.

          The Debtors have estimated values for each of their theatre properties, inclusive of all owned real estate, leasehold improvements, fixtures and furniture, and any on-hand inventory. Theatres with negative or minimal (less than $50,000 per year) cash flows, or those which the Debtors rejected or intended to reject, were assumed to generate no liquidation value. Theatres with lease terms were assumed to be liquidated at a multiple of 2.5x their budgeted FY 2001 cash flows, less transaction costs. No negotiated rent reductions were included in these valuations because such rent reductions have been conducted with the assumption that the Debtors would continue as tenants.

          The estimated proceeds from the liquidation of the Debtors' leased theatres assumed that: (a) there will be a market for theatre properties in the regions in which the Debtors' theatres are located; (b) a buyer can be found for all of the Debtors' locations within 6 months; (c) no further diminution occurs in the market for theatre properties (i.e., increased market saturation spawned by the sale of theatre properties from other theatre exhibitors in bankruptcy); and (d) the Debtors' theatres are able to meet their cash flow projections, which is dependent on external factors, such as the quality of forthcoming films).

          Owned properties not currently operated as theatres were assigned values based on offers to purchase or appraisals. The liquidation value of other assets was assessed by estimating percentage recoveries for various sets of assets.

          Based on PWC's analysis, the Debtors estimate that the liquidation value of the net proceeds available for distribution to administrative expense claimants and creditors in a chapter 7 liquidation would be approximately $224.3 million.

            b.    Estimates Of Costs

          In a chapter 7 case, a chapter 7 trustee with no familiarity with the Cases would be appointed to complete the liquidation and distribution process. The trustee would need to retain new professionals, who would be unfamiliar with the Cases, to assist with negotiating lease disposals and sales of other assets, the pursuit of claims and causes of action, and the objection to Disputed Claims and Interests. The trustee and the trustee's professionals would have to expend considerable time and effort to understand the issues in the converted bankruptcy Cases.

          Code Section 326 provides that the chapter 7 trustee is entitled to assert administrative expense priority in the form of statutory fees, which the Debtors estimate to be approximately $6.7 million. In addition, costs of liquidation would include any obligations and unpaid expenses incurred by the chapter 7 trustee as part of the wind-down (including professional fees and costs, film product and other trade payables, and severance bonuses for the Debtors' eligible employees as they are terminated), and the obligations and unpaid expenses incurred by the Debtors during their chapter 11 Cases, including trade creditors, and Committee and Professional Person fees and costs. The Debtors estimate that the total amount of wind-down costs and administrative expenses is approximately $39.4 million.

            c.    Distribution Of Net Proceeds.

          Distributions from the net proceeds of $224.3 million generated during the Debtors' liquidation under scenario 1 would be allocated as follows:

          (1)  administrative expenses and chapter 7 statutory fees, in the aggregate amount of $46.2 million; and

          (2)  the principal portion of the Class 1 and Class 2 secured debt in the amount of $42.8 million (leaving a deficiency of approximately $167.0 million). The Lender Group and the Investor Group will not receive any interest; and

          (3)  Unsecured creditors (including the deficiency Claims of the Lender Group and the Investor Group) would receive approximately $135.3 million, or 61.8% of the $218.9 million in unsecured Claims.

          The Debtors have prepared a chart summarizing the liquidation analysis above:

	Scenario 1	Scenario 2	Scenario 3
Creditor Class	Unsecured/Deficiency Claims = $218.9 million	Unsecured/Deficiency Claims = $242.0 million	Unsecured/Deficiency Claims = $297.0 million
Class 1/Class 2	69.6% total recovery (including Pro Rata distribution on unsecured deficiency claim)	64.9% total recovery (including Pro Rata distribution on unsecured deficiency claim)	56.7% total recovery (including Pro Rata distribution on unsecured deficiency claim)
Class 5A	61.8% total recovery	55.9% total recovery	45.5% total recovery

          As stated in Article II.B.13 hereof, certain insiders of the Debtors received prepetition payments from the Debtors. While the Debtors do not believe that any of these payments may be avoided under the Code, the Debtors believe that even if such payments could be avoided, the Plan still provides a better result for creditors. To demonstrate this, the Debtors have prepared the following analysis that shows how the liquidation analysis could vary if, in a liquidation, a trustee were able to successfully prosecute such claims to the extent that there would be a recovery of 50% ($12 million) or 100% ($24 million) of such potential claims.

          The Debtors believe, however, that a 100% recovery is highly optimistic and, in the Debtors' view, extremely unlikely. Likewise, the Debtors believe that a 50% recovery is very optimistic, as well as highly unlikely.

          Using the three scenarios described above, in a 50% recovery on account of avoidance actions against the Debtors' insiders:

      •
      holders of Allowed Class 1 and Class 2 Claims collectively would receive the following: 73.8% of their Allowed Claims in scenario 1; 69.8% of their Allowed Claims in scenario 2; and 59.8% of their Allowed Claims in scenario 3.

      •
      Holders of Allowed Class 5A Claims would receive the following: 67.0% of their Allowed Claims in scenario 1; 60.6% of their Allowed Claims in scenario 2; and 49.4% of their Allowed Claims in scenario 3.

          In a 100% recovery on account of avoidance actions against the Debtors' insiders:

      •
      holders of Allowed Class 1 and Class 2 Claims collectively would receive the following: 78.1% of their Allowed Claims in scenario 1; 72.6% of their Allowed Claims in scenario 2; and 63.0% of their Allowed Claims in scenario 3.

      •
      Holders of Allowed Class 5A Claims would receive the following: 72.3% of their Allowed Claims in scenario 1; 65.4% of their Allowed Claims in scenario 2; and 53.2% of their Allowed Claims in scenario 3.

          Because a chapter 7 liquidation would not pay secured or unsecured creditors in full, the Plan, which provides for full payment of both creditor constituencies if Allowed Class 5A Claims do not exceed $55 million and every holder of such Claims elect the Note Option, provides for better treatment of Claims. Even if Allowed Class 5A Claims exceed $55 million, holders of Allowed Class 5A Claims will receive at least 90% of their Allowed Claims, which is a greater recovery than in a liquidation.

        C.    Feasibility And Source Of Distributions.

          The Bankruptcy Code requires that, in order for the Plan to be confirmed by the Bankruptcy Court, it must be demonstrated that consummation of the Plan is not likely to followed by the liquidation or the need for further financial reorganization of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have carefully analyzed their obligations under the Plan. As part of such analysis, the Debtors have prepared projections of, among other things, the Reorganized Debtors' financial performance (assuming an Effective Date of September 30, 2001) through the period ending fiscal year ending 2006. While the Debtors' ability to meet their financial obligations as restructured under the Plan depends to a certain extent on the Debtors' and the Reorganized Debtors' ability to generate Cash from their future obligations, the Debtors' projections set forth on Exhibit "5" demonstrate that the expected cash flow from future operations is sufficient to satisfy the Reorganized Debtors' restructured obligations under the Plan. However, the Debtors are unable to offer any assurances that the Reorganized Debtors' future financial performance will equal or exceed that predicted by the projections on Exhibit "5".

          All distributions required to be made on the Effective Date under the Plan are to be made from Cash on hand and Cash provided by the Investor Group. In addition, there is to be issued under the Plan the Consensual Plan Notes, the Cramdown Plan Unsecured Notes (if necessary), any notes under the Restructured Term Loan Agreement and Related Documents, and the issuance of Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock and Class B Common Stock.

        D.    Cramdown.

          In the event that the Plan is a Cramdown Plan, the Bankruptcy Court may confirm the Plan if, as to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such nonaccepting Class.

          1.    No Unfair Discrimination.

          A plan of reorganization "does not discriminate unfairly" if: (a) the legal rights of a nonaccepting Class are treated in a manner consistent with the treatment of other classes who legal rights are intertwined with those of the nonaccepting Class; and (b) no Class receives payments in excess of that which it is legally entitled to receive for its Claims.

          The Debtors believe that under the Plan: (i) all impaired Classes are treated in a manner that is consistent with the treatment of other Classes of Claims with which their legal rights are intertwined, if any; and (ii) no Class of Claims will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims in such Class. Accordingly, the Debtors believe that the Plan does not discriminate unfairly as to any impaired Class.

          2.    Fair and Equitable Test.

          The Bankruptcy Code establishes different "fair and equitable" tests for holders of Secured Claims and holders of unsecured Claims, as follows:

          (a)  Secured Claims: either: (i) each holder of an impaired Secured Claim either (x) retains the liens securing its Secured Claim and receives on account of its Allowed Secured Claim deferred cash payments having a present value equal to the amount of the Allowed Secured Claim, or (y) realizes the "indubitable equivalent" of its Allowed Secured Claim; or (ii) the property securing the Allowed Secured Claim is sold free and clear of liens, with such liens to attach to the proceeds of such sale, and the liens against such proceeds are treated in accordance with clause (i) of this subparagraph (a);

          (b)  Unsecured Claims: either (i) each holder of an impaired unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Allowed Claims and Interests that are junior to the Allowed Claims of the nonaccepting Class do not receive any property under the Plan on account of such Claims and Interests.

          The Debtors believe that in the event that the Plan is a Cramdown Plan, the "fair and equitable" test is satisfied because Secured Claims will treated in a manner consistent with this subparagraph (a) and holders of any Allowed Unsecured Claim will receive property of a value equal to the amount of its Allowed Claim.

          3.    Cash Option Deemed Acceptance Of Plan.

          As explained above, holders of Allowed Class 5A Claims, whether they vote to accept or reject the Plan, may elect to receive 90% of their Claims in Cash on the Effective Date. In the event that the Plan is a Cramdown Plan by virtue of: (i) the requisite number holders of Allowed Class 5A Claims, and the requisite amount of such Claims (a) voting to reject the Plan; and (b) electing the Cramdown Plan Cash Option; or (ii) every Allowed Class 5A Claim holder voting against the Plan elects the Cramdown Plan Cash Option, the Debtors intend to seek a Bankruptcy Court determination that the Plan be deemed to be a Consensual Plan.

          The reason is that because the Consensual Plan and the Cramdown Plan have identical Cash Option treatments, if the only reason why the Plan is a Cramdown Plan is because the necessary number of holders of, and the necessary amount of, Allowed Class 5A Claim vote against the Plan but elect the Cash Option, it would be unnecessary and a significant waste of the Debtors' resources to conduct a full Cramdown hearing.

          Holders of Allowed Class 5A Claims voting against the Plan may dispute the Debtors' assertions.

        E.    Confirmation.

          1.    Conditions To The Occurrence Of Confirmation.

          Confirmation shall not occur unless and until each of the conditions set forth below has been satisfied:

            (1)  The Stock Escrow Agent shall have been appointed by mutual agreement of the Debtors and the Investor Group;

            (2)  The Debtors have delivered to the Lenders the Restructured Term Credit Agreement and Related Documents, fully executed but effective only upon the Effective Date;

            (3)  The Estates have sufficient Cash so as to pay in full the Administrative Claims, Administrative Tax Claims, Priority Tax Claims, and Other Priority Claims; and

            (4)  In the event that the Plan is a Cramdown Plan, the Bankruptcy Court has determined that the value of the Cramdown Plan Unsecured Note on the Effective Date is 100% of the face amount of such Note.

          The Debtors do not anticipate any problem satisfying each of these conditions. The Debtors and the Investor Group will mutually agree upon a Stock Escrow Agent prior to Plan Confirmation. The Debtors fully expect that the Estates will have sufficient cash on hand to pay in full the Administrative Claims, Administrative Tax Claims, Priority Tax Claims, and Other Priority Claims, respectively. The Estates currently have approximately $52 million in Cash on hand and should have approximately $77 million on hand as of September 30, 2001. The Estates will also be receiving another $40 million in Cash from the Investor Group on the Effective Date, plus the amount of Cash equal to the Segregated Funds the Investor Group received from the Debtors, in accordance with the Investor Group Adjustment.

          4.    Non-Occurrence of Effective Date.

          If for any reason the Effective Date does not occur, then:

            (a)  The Confirmation Order shall be deemed vacated;

            (b)  All bar dates and deadlines established by the Plan or the Confirmation Order shall be deemed vacated;

            (c)  The Case shall continue as if Confirmation had not occurred;

            (d)  The Plan shall be of no further force and effect, and members of the Lender Group and the Investor Group shall no longer be bound to their respective lock-up agreements;

            (e)  The Debtors and the Estates shall be placed in the same position as if Confirmation had not occurred; and

            (f)    Neither the Plan, the Disclosure Statement, nor any pleadings filed in connection with the approval thereof shall constitute an admission of any fact or legal position or a waiver of any legal rights held by any party prior to Confirmation.

          If the Effective Date does not occur by October 31, 2001, then each member of the Lender Group shall have the option to elect to terminate its lock-up agreement. In the event that members of the Lender Group electing to terminate their lock-up agreements are greater than 50% in number or hold greater than 1/3 in amount of Lender Group Secured Claims, the results set forth below in Article VII. C shall apply.

          If the Effective Date does not occur by October 31, 2001, the Investor Group may terminate its lock-up agreement.

          If the Effective Date does not occur by October 31, 2001, but does occur thereafter, then holders of Allowed Class 5A Claims shall be entitled to interest, commencing on November 1, 2001, to the Effective Date, at the rate of 5% per annum on the amount of payments to be made under the Cash Option or notes to be issued under the Cramdown Plan Unsecured Note Option or the Consensual Plan Unsecured Note Option, whichever is applicable. For holders of Allowed Class 5A Claims electing the Cash Option, such additional interest shall be included in any payments to be made under the Cash Option. For holders of Allowed Class 5A Claims electing the Consensual Plan Unsecured Note Option or the Cramdown Plan Unsecured Note Option, such additional interest shall be added to the principal amount of such Notes. In no event shall this paragraph apply to limit the entitlement of any holder of an Allowed Class 5A Claim to post-Effective Date interest as set forth in Articles VI.E.1 and VI.E.2 of the Plan.

          If the Effective Date does not occur by December 31, 2001, then the results set forth in Article VII.C shall apply.

          Notwithstanding the above, the failure of the Effective Date to occur, and the consequences thereof as set forth above, does not affect the validity of any order entered in the Case, including any Order Approving the Turnover of Money Market Account Funds to Bank of America or the Lender Group, other than the Confirmation Order.

  F.
  Limitation On Liability And Injunction.

          The rights afforded under the Plan and the treatment of all Claims and Interests (including Post-Effective Date Claims), against the Debtors or the Estates, as provided for in the Plan, are the sole and exclusive remedies on account of all Claims and Interests (including Post-Effective Date Claims) of any nature whatsoever against the Estates, property of the Estates, the Reorganized Debtors, or New Edwards, including any Claims for interest accrued on such Claims from and after the Petition Date or interest which would have accrued but for the commencement of the Case.

          All holders of Claims and Interests against the Debtors, the Reorganized Debtors, or the Estates (including Post-Effective Date Claims) are bound by the Plan on the Effective Date, whether or not: (a) a proof of Claim or proof of Interest is filed or deemed filed; (b) a Claim or Interest is Allowed; or (c) the holder of a Claim or Interest has accepted the Plan.

          On the Effective Date, all entities are enjoined from asserting against the Estates, property of the Estates, the Committee, Bank of America, the Lender Group, the Reorganized Debtors, or New Edwards any Claims or Interests (including Post-Effective Date Claims), except as provided under the Plan.

          Subject to the provisions of Article V.A.5 of the Plan, any Claim or cause of action asserted against the Estates, the Reorganized Debtors or New Edwards, Professional Persons, or the Committee, arising out of or related to the conduct of their duties in the Case, whether before or after the Effective Date, shall be commenced only in the Bankruptcy Court; provided, however, that the foregoing restriction shall not apply to any action brought against the Reorganized Debtors and/or New Edwards relating to the enforcement or interpretation of the Restructured Term Credit Agreement and Related Documents.

          Except as otherwise provided under the Plan, all property dealt with in the Plan (including property of the Estates), is free and clear of all Claims and Interests (including Post-Effective Date Claims).

          Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date, all Persons who have held, currently hold, or may hold a Claim or Interest (including Post-Effective Date Claims) treated or provided for pursuant to the Plan are permanently enjoined from taking any of the following actions on account of or relating to any such Claim or Interest: (a) commencing or continuing, in any manner and in any forum, any action or proceeding against the Committee, the Estates, the Reorganized Debtors, New Edwards, or Professional Persons without leave of the Bankruptcy Court; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order, relating in any way to the Case, the Plan, or the Debtors with respect to the Committee, the Estates, the Reorganized Debtors, New Edwards, or Professional Persons without leave of the Bankruptcy Court; (c) creating, perfecting, or enforcing any lien against property of the Estates without leave of the Bankruptcy Court; (d) taking any action to obtain possession of property of the Estates or to exercise control over property of the Estates without leave of the Bankruptcy Court; and (e) commencing or continuing any action or proceeding, in any manner and in any forum, that does not comply with or is inconsistent with the provisions of the Plan. Any Person injured by any willful violation of such injunction is entitled to recover actual damages, including costs and professional fees, and, in appropriate circumstances, punitive damages from the willful violator. The foregoing injunction does not apply to actions relating to the interpretation or enforcement of the Restructured Term Credit Agreement and Related Documents, which actions shall not be within the jurisdiction of the Bankruptcy Court.

V.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  A.
  Introduction.

          The implementation of the Plan may have federal, state, and local tax consequences to the Debtors, and the Debtors' creditors and equity holders. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.

          The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. This discussion does not attempt to comment on all aspects of the federal income tax consequences associated with the Plan, nor does it attempt to consider various facts or limitations applicable to any particular creditor or stockholder which may modify or alter the consequences described herein. This discussion does not address state, local, or foreign tax consequences, or the consequences of any federal tax other than federal income tax.

          The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations promulgated thereunder, existing judicial decisions and administrative rulings. In light of the numerous recent amendments to the Internal Revenue Code, no assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

          CREDITORS AND STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO THE DEBTORS OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  B.
  Federal Income Tax Consequences to Debtors.

  1.
  Tax Status of Debtors.

          For state law purposes, Debtors are organized as limited liability companies, partnerships described as "ventures" (collectively, the "Venture Debtors" and individually a "Venture Debtor"), and corporations. Certain Debtors organized as limited liability companies (collectively, the "Single Member LLC Debtors" and individually a "Single Member LLC Debtor") are owned by a single member who is a Debtor in these bankruptcy proceedings(9). For tax purposes, a Single Member LLC Debtor is disregarded as an entity separate from the Debtor who owns the single membership interest in such Single Member LLC Debtor.

(9)
There are eight Single Member LLC Debtors. They are: Edwards Nampa Megaplex Cinemas, LLC; Edwards Queensway Bay Megaplex, LLC; Edwards Queensway Bay IMAX Megaplex, LLC; Edwards Vista Megaplex, LLC; Edwards Ontario Mountain Village Development, LLC; Edwards

Megaplex San Marco, LLC; Edwards Southgate Megaplex, LLC; and Edwards Provo/Orem Megaplex, LLC.

          The remaining Debtors organized as limited liability companies (collectively, the LLC Debtors and individually an "LLC Debtor") are owned by members of the Edwards family. The LLC Debtors and the Venture Debtors (collectively, the "LLC and Venture Debtors" and individually an "LLC and Venture Debtor") are taxed as partnerships for federal income tax purposes.

          Most of the Debtors organized as corporations for state law purposes have made an election under Subchapter S of the Internal Revenue Code to be taxed as S corporations (the "S Corporation Debtors"). Debtor Edwards Entertainment 2000, Inc. is taxed as a C corporation. Collectively, the S Corporation Debtors and Edwards Entertainment 2000, Inc. are referred to herein as the "Corporate Debtors" and individually as a "Corporate Debtor."

          Three Debtors are 100 percent owned subsidiaries of certain of the S Corporation Debtors and constitute qualified subchapter S subsidiaries (the "QSSS Debtors")(10). The QSSS Debtors are not treated as separate corporations for federal income tax purposes. Instead, all the assets, liabilities and items of income, gain, loss, deduction and credit of the QSSS Debtors are treated as belonging to their corporate parents (i.e., Florence Theatre Corp. and Edwards Theatres Circuit, Inc.).

(10)
There are three QSSS Debtors. They are: Alhambra Amusement Company; Edwards-Perkins Theatre Corporation; and State Theatres, Inc.

  2.
  Tax Reorganization.

          Section 368 defines certain transactions as constituting reorganizations under the Internal Revenue Code. The transactions include certain reorganizations under the Bankruptcy Code. Tax reorganizations usually involve exchanges of stock and tax securities in which the issuing corporation (or another corporation that is a party to the reorganization) and the holders of stock and tax securities participate.

          Subject to the distribution of more than a nominal amount of Class B Common Stock to Class 6 Interests, the Debtors believe that the transactions contemplated by the Plan involving asset transfers to New Edwards by certain of the Corporate Debtors(11) (the "Corporate Debtor Transferors") via merger transactions under state law will qualify as "G" reorganizations. Consequently, Debtors anticipate that no gain or loss will be recognized upon the transfer of property by the Corporate Debtor Transferors to New Edwards pursuant to the Plan or the assumption or deemed assumption of liabilities by New Edwards pursuant to the Plan except to the extent the applicable nonrecognition provisions of the Internal Revenue Code may be overridden by the tax benefit rule or other similar doctrines. Any unutilized net operating loss carryovers ("NOLs") of the Corporate Debtor Transferors will carry over to New Edwards, subject to the limitations imposed by Internal Revenue Code Section 382 (discussed below) and subject to the tax attribute reduction rules of Internal Revenue Code Section 108 (discussed below). However, no assurances can be given that such interpretations ultimately will be sustained by the courts if challenged.

(11)
All of the Corporate Debtors will participate in such asset transfers with the exception of the following entities: Morgan Edwards Theatre Corporation, United Cinema Corporation and Florence Theatre Corporation (collectively, the "Nontransferor Corporate Debtors").

          In the event no or only a nominal amount of Class B Common Stock or Series B Preferred Stock is distributed to members of the Edwards family in respect of mergers of the Corporate Debtor Transferors into New Edwards as a result of the reallocation of such stock, the Debtors anticipate that the merger of the Corporate Debtor Transferors into New Edwards will not constitute a "G" reorganization or any other type of tax-free reorganization. Instead, such transfers will be fully taxable transactions in which the Corporate Debtor Transferors will recognize gain (or loss) measured by the amount by which the fair market value of a transferred asset exceeds (or is less than) the adjusted tax basis of such asset on the date of transfer. NOLs of the Corporate Debtor Transferors will not carry over to New Edwards in the absence of a tax-free reorganization.

    3.
    Acquisition By New Edwards Of The LLC and Venture Debtors.

          Under the Plan, Class 6 Interest holders will contribute equity interests in the LLC Debtors to New Edwards. Because the equity interests in the Venture Debtors are entirely owned by other Debtors, New Edwards will acquire the Venture Debtors as a result of its acquisition of the other Debtors pursuant to the Plan.

          The LLC and Venture Debtors are taxed as partnerships for federal income tax purposes. The acquisition by New Edwards of the LLC and Venture Debtors will cause the LLC and Venture Debtors to terminate as partnerships for federal income tax purposes. Under Treasury Regulations relating to single member limited liability companies, the LLC and Venture Debtors, upon their acquisition by New Edwards, will be disregarded for federal income tax purposes as entities separate from New Edwards.

          Subject to the distribution of more than a nominal amount of Class B Common Stock to members of the Edwards family, Debtors believe that no gain or loss will be recognized by the LLC and Venture Debtors as a result of their acquisition by New Edwards pursuant to the Plan except to the extent the applicable nonrecognition provisions of the Internal Revenue Code may be overridden by the tax benefit rule or other similar doctrines.

          In the event no or only a nominal amount of Class B Common Stock or Series B Preferred Stock is distributed to Class 6 Interest holders with respect to New Edwards acquisition of the LLC Debtors as a result of the reallocation of such stock, the Debtors anticipate that the LLC Debtors will be treated as having sold all their assets to New Edwards in a transaction in which gain or loss is recognized. Each LLC Debtor will recognize gain (or loss) measured by the amount by which the fair market value of a transferred asset exceeds (or is less than) the adjusted tax basis of such asset on the date of transfer. Such gains and losses will be passed through to Class 6 Interest holders holding equity interests in an LLC Debtor.

          In the event no or only a nominal amount of Class B Common Stock or Series B Preferred Stock is distributed to Class 6 Interest holders with respect to the such holders' indirect interests in the Venture Debtors as a result of the reallocation of such stock, the Debtors anticipate that the Venture Debtors will be treated as having sold all their assets to New Edwards in a transaction in which gain or loss is recognized. Each Venture Debtor will recognize gain (or loss) measured by the amount by which the fair market value of a transferred asset exceeds (or is less than) the adjusted tax basis of such asset on the date of transfer. Such gains and losses will be passed through to holders of equity interests in each such Venture Debtor.

    4.
    Transfer to New Edwards of Equity Interests in Nontransferor Corporate Debtors.

          Pursuant to the Plan, Class 6 Interest holders will contribute all their stock in the Nontransferor Corporate Debtors to New Edwards. Assuming the Class 6 Interest holders receive more than a nominal amount of Series B Preferred Stock or Class B Common Stock in exchange for such contributions, the Debtors anticipate that such exchange will qualify under Internal Revenue Code Section 351 as a transfer to a controlled corporation. The Debtors believe that no gain or loss will be recognized by the Nontransferor Corporate Debtors as a result of such stock transfer.

          In the event the Class 6 Interest holders receive no or only a nominal amount of Class B Common Stock or Series B Preferred Stock in exchange for such transfers as a result of the reallocation of such stock, Internal Revenue Code Section 351 will not apply to such transfers. Class 6 Interest holders will recognize gain or loss as a result of such transfers. However, the Debtors anticipate that no gain or loss will be recognized by the Nontransferor Corporate Debtors as a result of such stock transfers.

    5.
    Carryover And Availability Of The Debtors' Net Operating Loss Carryovers.

    a.
    General.

          As a general rule, although some or all of the LLC and Venture Debtors may have current year tax losses, they do not have net operating loss carryovers ("NOLs") because such losses are passed through to the equity interest holders of the LLC and Venture Debtors at the end of each tax year. Such losses do not accumulate from year to year within the LLC and Venture Debtors.

          Similarly, S corporations also pass through current year losses to shareholders of the S corporation, with the result that no S Corporation Debtor has an NOL unless and to the extent an NOL is carried over from a tax year in which such S Corporation Debtor was taxed as a C corporation. The S Corporation Debtors' suspended NOLs from C corporation tax years are approximately $1 million.

          Edwards Entertainment 2000, Inc. ("EE2000"), a C corporation, has an NOL of $3,642,145 carrying forward from the 52/53 week tax year ending December 1999 into the tax year ending December 2000. EE2000 is expected to have an NOL in the range of $11 million to $13 million for the 52/53 week tax year ending December 2000.

          Subject to the distribution of more than a nominal amount of Class B Common Stock under the Plan to Class 6 Interest holders, the S Corporation Debtors' suspended NOLs from C corporation tax years and EE2000's NOLs should carry over to New Edwards pursuant to Internal Revenue Code Section 381 subject, however, to attribute reduction under Internal Revenue Code Section 108(b) (discussed below) and the limitations and limitations and restrictions imposed by Internal Revenue Code Section 382 (discussed below).

          In the event the merger of the Corporate Debtor Transferors into New Edwards fails to qualify as a tax-free reorganization (because of a reallocation of New Edwards preferred and common stock from Class 6 Interest holders), Debtors believe that no NOLs of Debtors will carry over to New Edwards.

          Debtors' NOLs are subject to review and significant adjustment upon audit by the IRS. In addition, the foregoing estimates of Debtors' NOLs are subject to legal and factual uncertainty.

      b.
      Section 382.

          Internal Revenue Code Section 382 places potentially severe limitations upon the use of a corporation's NOLs, built-in losses and deductions and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. (Section 382 does not apply to limited liability companies or ventures treated as partnerships for federal income tax purposes). Generally, the limitations imposed by Section 382 apply in addition to, and not in lieu of, any reduction in NOLs and other tax attributes occurring pursuant to Internal Revenue Code Section 108 (described below).

          Based upon the anticipated stock ownership of New Edwards, the Debtors believe that an "ownership change" will occur with respect to each of the Corporate Debtors and, accordingly, that the limitations and restrictions of article 382 will apply to New Edwards (the successor in interest to the Corporate Transferor Debtors) and the Nontransferor Corporate Debtors as a result of the transactions occurring pursuant to the Plan.

          A special rule potentially applicable to corporations undergoing an ownership change pursuant to a chapter 11 plan is set forth in Internal Revenue Code Section 382(l)(6). Debtors anticipate that article 382(l)(6) will apply to New Edwards. It is unclear whether article 382(l)(6) will apply to the Nontransferor Corporate Debtors.

          Pursuant to article 382(l)(6), the utilization by New Edwards of pre-ownership change NOLs (if any) and certain other tax attributes of the Corporate Debtors in periods after the ownership change is subject to an annual limitation. Debtors have not quantified or otherwise estimated the amount of such annual limitation.

          In addition to limiting the use by New Edwards of any NOLs and certain other tax attributes carrying over from the Corporate Debtors to New Edwards, ownership changes under article 382 with respect to the stock of the Corporate Debtors may trigger the application of rules relating to built-in losses and built-in deduction items. Generally, these rules apply only if the debtor undergoing the ownership change possesses "net unrealized built-in losses" exceeding certain threshold levels as of the date on which the ownership change occurs. The Debtors have not determined whether such minimum thresholds are likely to be met or, if they are likely to be met, the potential or actual effect, magnitude or materiality of any such limitation (applicable to New Edwards) with respect to built-in losses or built-in deduction items.

          Any shift (deemed or actual) in the ownership of stock of any Corporate Debtor, directly or by attribution, outside the scope of the Plan may trigger (or may have already triggered) the application of article 382 and other provisions of the Internal Revenue Code which may affect the availability of the Debtors' NOLs and built-in losses and deductions. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, the Debtors express no views as to the effect of any transactions outside the scope of the Plan or the survival of any NOLs or other tax attributes (including built-in losses and deductions).

          6.    Reduction Of Debtor's Indebtedness.

          As a result of the Plan's implementation, the amount of the Debtors' aggregate outstanding indebtedness may be reduced. Specifically, debt reduction will occur in cases where creditors holding Class 5A Claims elect to receive cash in an amount equal to 90 percent of their Allowed Claims in lieu of a promissory note with a face amount equal to 100 percent of their Allowed Claims. (Any amount of potential discharged indebtedness for federal income tax purposes will be referred to herein as a "Debt Discharge Amount.") Because it is difficult or impossible to know in advance the extent to which such creditors will elect to receive cash in lieu of a promissory note, the Debtors' Debt Discharge Amount cannot be accurately projected at this time but may be material and substantial. Based upon Internal Revenue Code Section 357 (in the case of Corporate Debtors) and tax analysis relating to the elimination of Claims through merger (in the case of the LLC and Venture Debtors), the Debtors intend to take the position that no Debt Discharge Amount arises as a result of the elimination of Intercompany Claims under the Plan. However, no assurance can be given that the Internal Revenue Service will not challenge this position.

          In general, the Internal Revenue Code provides that a taxpayer who realizes a discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge to the extent that the Debt Discharge Amount exceeds any consideration given for such discharge. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

          If a corporate taxpayer is in a title 11 case and the discharge of indebtedness occurs pursuant to a plan approved by the court, such discharge of indebtedness is specifically excluded from gross income pursuant to Internal Revenue Code Section 108(a)(1)(A) (the "Bankruptcy Exception"). In the case of a limited liability company taxed as a partnership for federal income tax purposes, the Bankruptcy Exception does not apply at the limited liability company level but rather at the limited liability company member level.

          Accordingly, a Corporate Debtor (whether a C or an S corporation) will not be required to include in income any Debt Discharge Amount as a result of Plan transactions. LLC and Venture Debtors generally will be required to include in income any Debt Discharge Amount arising as a result of Plan transactions and pass such income through to holders of their equity interests (i.e., Class 6 Interest holders in the case of the LLC Debtors and other Debtors in the case of Venture Debtors).

          If a Corporate Debtor excludes from income any Debt Discharge Amount, such Corporate Debtor will be required to reduce certain tax attributes. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. In the case of an S corporation, losses passed through to shareholders but suspended at the shareholder level because of a shareholder's zero adjusted basis in stock or debt of the S corporation are treated as NOLs for purposes of the attribute reduction rules. As discussed above, the tax attribute reduction rules may eliminate all or a large portion of the Corporate Debtors' NOLs and other Debtor tax attributes.

          An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. Debtors has not yet decided whether to make such election. The deadline for making such election is the due date (including extensions) of a Debtor's federal income tax return for the taxable year in which such debt is discharged pursuant to the Plan.

          Any Claim against a Debtor (except a Claim that would give rise to a deduction if paid) that is discharged by payment to a creditor of Cash and/or property will result in the creation of a Debt Discharge Amount reducing tax attributes to the extent that the adjusted issue price of the debt discharged (plus accrued interest) exceeds the fair market value of the payment made in cancellation thereof.

          Debtor's Debt Discharge Amount may be increased to the extent that unsecured creditors holding unscheduled claims fail to timely file a proof of Claim and have their claims discharged on the Confirmation Date pursuant to Code Section 1141.

        C.    Tax Consequences To Creditors.

          The tax consequences of the Plan's implementation to a creditor will depend on whether the creditor's present debt Claim constitutes a "security" of a Corporate Debtor Transferor for federal income tax purposes and the type of consideration received by the creditor in exchange for its Claim, whether the creditor reports income on the cash or accrual method, whether the creditor receives consideration in more than one tax year of the creditor, and whether all the consideration received by the creditor is deemed to be received by that creditor in an integrated transaction. The tax consequences upon the receipt of Cash, debt instruments or other property allocable to interest are discussed below under "Receipt of Interest."

          1.    Claims Constituting Tax Securities.

            a.    Definition Of "Security" For Tax Purposes.

          The determination whether a Claim of any particular creditor constitutes a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be "securities" for federal income tax purposes ("Tax Securities"). Instruments with a term of five years or less rarely qualify as Tax Securities. On the other hand, bonds or debentures with an original term in excess of ten years have generally been held to be Tax Securities. The Debtors express no view with respect to whether a Claim based on any other pre-Effective Date obligation of the Debtors constitutes a Tax Security. EACH CREDITOR OF A CORPORATE DEBTOR TRANSFEROR IS URGED TO CONSULT ITS OWN TAX ADVISOR IN THIS REGARD.

            b.    Receipt Of Tax Securities.

          Section 354 of the Tax Code provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these Claims solely for stock or Tax Securities, pursuant to certain tax reorganizations, including a reorganization pursuant to article 368(a)(1)(G) of the Internal Revenue Code. In the context of the Plan, such article would apply where a holder of Tax Securities of a Corporate Debtor Transferor exchanges such items for stock of New Edwards or Tax Securities of New Edwards. The nonrecognition rule of Section 354 is not applicable by its terms if: (i) the principal amount of Tax Securities received exceeds the principal amount of Tax Securities surrendered; or (ii) Tax Securities are received, but none are surrendered; or (iii) stock or Tax Securities are received for accrued interest. If solely stock or Tax Securities of New Edwards are received, but clause (i) or (ii) applies, gain (but not loss) will be recognized to the extent of the fair market value of the amounts described in clauses (i) or (ii), as applicable. The treatment of Tax Securities received for accrued interest is described in "Receipt of Interest" below.

            c.    Receipt Of Cash Or Debt Not Constituting Tax Securities For Tax Securities.

          A creditor whose existing Claims constitute Tax Securities of a Corporate Debtor Transferor may recognize gain (but not loss) if, in addition to stock or Tax Securities of New Edwards, such creditor receives: Cash, debt of New Edwards not constituting Tax Securities, or other property ("Boot"). The amount of such gain, if any, to a cash basis taxpayer will equal the lesser of (i) the excess, if any, of the sum of Cash and fair market value of all other consideration received over the basis of the creditor in such creditor's existing Claims (other than any Claims in respect of accrued interest); or (ii) the amount of Cash and the fair market value of other Boot items.

            d.    Determination Of Character Of Gain.

          In the case of a creditor whose existing Claim against a Corporate Debtor Transferor constitutes a capital asset in such creditor's hands, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any). Any gain recognized will be treated as ordinary income to the extent of accrued market discount. To the extent gain at least equal to any accrued market discount is not recognized by the holder, such unrecognized accrued market discount will be attributed to the Tax Securities and New Edwards stock received. Any gain recognized by the creditor upon a subsequent sale or exchange of such Tax Securities or New Edwards stock will be ordinary income to the extent of such accrued market discount. In this regard, it should be noted that Section 582(c) of the Internal Revenue Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such creditors as a result of the Plan's implementation will be ordinary income, notwithstanding the nature of their Claims. Any capital gain recognized by a creditor will be long-term capital gain with respect to those Claims for which the creditor's holding period is more than one year, and short-term capital gain with respect to such Claims for which the creditor's holding period is one year or less.

      e.
      Tax Basis And Holding Period Of Items Received.

          The aggregate tax basis of any stock or Tax Securities of New Edwards received by a creditor of a Corporate Debtor Transferor, other than amounts received on account of interest, will be a substituted basis equal to the creditor's basis in the Claim surrendered (other than any Claims in respect of accrued interest), increased by any gain recognized on the exchange, and decreased by the amount of any Cash and the fair market value of any other Boot items received. If a creditor subsequently recognizes any gain on the sale or exchange of stock received, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such creditor's Claim or ordinary loss deduction previously claimed by such creditor, provided that the stock constitutes a capital asset in the creditor's hands.

          The holding period of a creditor of a Corporate Debtor Transferor for any stock or Tax Securities of New Edwards (other than stock or Tax Securities received on account of interest) received pursuant to the Plan will include the period during which such creditor held the exchanged Tax Security.

      f.
      Receipt Solely Of Boot.

          A creditor of a Corporate Debtor Transferor holding Tax Securities who receives solely cash and/or other Boot items in full satisfaction of such creditor's Claim will be required to recognize gain or loss on the exchange. The creditor will recognize gain or loss equal to the difference between the amount realized in respect of such Claim and the creditor's tax basis in the Claim, and the tax treatment will parallel the tax treatment set forth below in "Claims Not Constituting Tax Securities."

    2.
    Claims Against Corporate Debtor Transferors Not Constituting Tax Securities; Claims Against LLC and Venture Debtors.

    a.
    Gain/Loss On Exchange.

          A creditor whose existing Claims do not constitute Tax Securities of a Corporate Debtor Transferor (such as most or all trade Claims and all Claims against the LLC and Venture Debtors) will recognize gain or loss on the actual or constructive exchange of such creditor's existing Claims (other than Claims for accrued interest) for Cash, New Edwards stock and any other consideration received (including a new debt instrument) equal to the difference between (i) the "amount realized" in respect of such Claims and (ii) the creditor's tax basis in such Claims. The "amount realized" will be equal to the sum of the Cash and (i) as to a cash-basis taxpayer, the fair market value of all other consideration received, and (ii) as to an accrual-basis taxpayer, the face amount of any new debt instruments and fair market value of the other consideration received, less any amounts allocable to interest, unstated interest or original issue discount.

      b.
      Tax Basis And Holding Period Of Items Received.

          The aggregate tax basis in the items received by a creditor will equal the amount realized in respect of such items (other than amounts allocable to any accrued interest). The holding period for items received in the exchange will begin on the day following the exchange.

      c.
      Bad Debt Deduction on Discharge of Claim.

          A creditor whose existing Claim does not constitute a Tax Security and who receives no consideration under the Plan with respect to such Claim may be entitled to a bad debt deduction equal in amount to such creditor's adjusted basis in such Claim. A bad debt deduction is allowed in the taxable year of the creditor in which a debt becomes wholly worthless. The discharge of a Claim pursuant to the Plan establishes that such Claim is wholly worthless as of the date of discharge (assuming the holder of the Claim receives no consideration under the Plan with respect to such Claim). It is possible, however, that such Claim may have become wholly worthless on an earlier date, depending upon all the facts and circumstances. Debtors express no opinion regarding the date or dates on which Claims discharged under the Plan became worthless.

    3.
    Receipt Of Interest.

          Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the creditor's existing Claims are capital assets in its hands.

          A creditor who, under its accounting method, was not previously required to include in income accrued but unpaid interest attributable to existing Claims, and who exchanges its interest Claim for Cash, or other property pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that creditor realizes an overall gain or loss as a result of the exchange of its existing Claims. A creditor who had previously included in income accrued but unpaid interest attributable to its existing Claims will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the underlying Claim was held by the creditor. The extent to which consideration distributable under the Plan is allocable to such interest is uncertain.

          4.    Other Tax Considerations.

            a.    Market Discount.

          If a creditor has a lower tax basis in a Debtor obligation than its face amount, the difference may constitute market discount under article 1276 of the Internal Revenue Code. (Certain Debtor obligations are excluded from the operation of this rule, such as obligations with a fixed maturity date not exceeding one year from the date of issue, installment obligations to which Internal Revenue Code Section 453B applies and, in all likelihood, demand instruments).

          Holders in whose hands Debtor obligations are market discount bonds will be required to treat as ordinary income any gain recognized upon the exchange of such obligations to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued.

            b.    Original Issue Discount.

          The actual or constructive exchange of a New Edwards debt instrument for an existing Debtor debt instrument (including certain constructive exchanges that occur when an existing debt instrument is significantly or materially modified) may result in the creation of original issue discount ("OID") to the extent that the issue price of the new debt instrument is less than its stated redemption price at maturity (generally, its face amount).

          The holder of an OID instrument must include in income the sum of the daily portion of the OID accretion during the taxable year for each year it holds the instrument even in the absence of payments during such year. The daily portion of the OID accretion on an instrument is determined by allocating to each day in the period the ratable portion of the increase in the adjusted issue price of the instrument during that period.

            c.    Withholding.

          New Edwards or a Disbursing Agent will withhold any amounts required by law from payments made to creditors. This may require payments by certain creditors of the required withholding tax on the non-Cash consideration issuable under the Plan. In addition, creditors may be required to provide general tax information to New Edwards or a Disbursing Agent.

            d.    Taxation Of Certain Reserves.

          Section 468B(g) of the Internal Revenue Code provides that escrow accounts, settlement funds or similar funds are subject to current taxation. It also provides that the IRS shall prescribe regulations for the taxation of any such account or fund, whether as a grantor trust or otherwise. The IRS issued final regulations regarding settlement funds on December 18, 1992. However, such regulations specifically reserve the tax treatment of settlement funds in bankruptcy and the treatment of stock of the issuer to satisfy such obligations. It is thus uncertain as to who is responsible for reporting income generated by the funds in any unclaimed property or Disputed Claims Reserve formed pursuant to the Plan. If any reserves are treated as a grantor trust created by Debtor, then the income generated by such reserves would likely be reported on the New Edwards federal income tax return. If the reserves are not treated as such a grantor trust, they will likely be treated as a trust taxable currently as a separate entity on its income or as a partnership. It is also possible that the reserves could be treated as a grantor trust for which the creditor beneficiaries are treated as grantors. As such, the creditor beneficiaries would be subject to current taxation on the income generated by such reserves. Pursuant to the Plan and related documents, any party responsible for administering such reserves will also be required to file appropriate income tax returns and pay any tax due out of such reserves as a result of any income earned in such reserves.

VI.
RECOMMENDATION AND CONCLUSION

          The Debtors believe that confirmation and implementation of the Plan are preferable to any other alternatives because, under the Plan, the Debtors will be racapitalized into New Edwards, thus preserving going concern value, and the creditors of the Debtors will be paid in full. Accordingly, the Debtors believe that a confirmation of the Plan and the appointment of New Edwards will provide for a more prompt and more favorable distribution to holders of Claims, than would the appointment of a chapter 7 trustee. Accordingly, the Debtors urge holders of impaired Claims to vote to accept the Plan, by so indicating on their Ballots, and returning them as specified in this Disclosure Statement and on their Ballots. Holders of Allowed Class 5A Claims are further urged to clearly mark their Ballots to indicate whether they are electing the Cash Option or the applicable Note Option.

          The Committee also has voted to support the Plan and urges its constituency, Classes 5A and 5B, to vote in favor of the Plan.

EDWARDS THEATRES CIRCUIT, INC. for itself and for its affiliated Debtors and Debtors in Possession
		By:	/s/ STEPHEN V. COFFEY Stephen V. Coffey, President
PRESENTED BY:
By:
/s/  ERIC D. WINSTON
Eric D. Winston, a Member of STUTMAN, TREISTER & GLATT PROFESSIONAL CORPORATION, Reorganization Counsel for Edwards Theatres Circuit, Inc., for itself and for its affiliated Debtors and Debtors in Possession

TABLE OF CONTENTS

					Page(s)
I.	INTRODUCTION				1
	A.	The Purpose Of This Disclosure Statement			2
	B.	Summary Of Entities Entitled To Vote On The Plan And Of Certain Requirements Necessary For Confirmation Of The Plan			3
	C.	Confirmation Hearing, Voting Procedures, Balloting Deadline, And Other Important Dates, Deadlines, And Procedures			4
		1.	Voting Procedures And Deadlines		4
		2.	Date Of The Confirmation Hearing And Deadlines For Objections To Confirmation Of The Plan		5
	D.	Important Notices And Cautionary Statements			6
	E.	Additional Information			6
II.	BACKGROUND INFORMATION				7
	A.	The Debtors' Prepetition Business And Operations			7
		1.	General Background And Corporate Structure		7
		2.	Trends In The Movie Exhibition Industry		8
		3.	The Impact Of Industry Trends On The Debtors' Operations		10
		4.	The Debtors' Credit Agreement With The Lender Group		10
		5.	The Debtors' Financial Difficulties And The Events Leading To The Commencement Of The Chapter 11 Cases		11
	B.	The Bankruptcy Cases			11
		1.	The Debtors' Emergency First-Day Motion		11
		2.	The Use Of Cash Collateral		12
		3.	Retention Of Professionals And Appointment Of The Committee		12
		4.	Approval Of Insider Compensation And Assumption Of Key Employees' Executory Contracts		13
		5.	Disposition Of Leased And Owned Properties		14
		6.	Claims		15
			a.	Bar Date	15
			b.	Estimated Amounts Of Claims	15
			c.	Claim Objections	18
		7.	Cash On Hand		18
		8.	Administrative Expenses		19
			a.	Administrative Bar Dates	20
			b.	Estimated Amount Of Administrative Expenses	20
		9.	Pending Litigation		20
			a.	Prepetition Litigation	20
			b.	Postpetition Litigation	21
		10.	Recapitalization		21
			a.	Objective Criteria	22
			b.	Subjective Criteria	24
		11.	The Lock-Up Agreements		25
		12.	The Committee's Motion To Terminate Exclusivity		25
		13.	Prepetition Payments To Class 6 Interest Holders		25
III.	SUMMARY OF THE PLAN				26
	A.	Overview Of Major Provisions Of The Plan			27
		1.	General Structure Of The Plan		27
		2.	Substantive Consolidation/Joint Claims Against Multiple Debtors (Including Guarantee Claims)		28
	B.	Classification And Treatment Of Claims And Interest			30
		1.	Unclassified Claims		30
			a.	Administrative Claims And Administrative Tax Claims	30
			b.	Priority Tax Claims	30
		2.	Classified Claims And Interests		30
			a.	Class 1 (Lender Group Secured Claims)	30
		3.	Class 2 (Investor Group Secured Claims)		31
		4.	Class 3 (Other Secured Claims)		32
		5.	Class 4 (Other Priority Claims)		32
		6.	Class 5A (General Unsecured Claims)		33
			a.	Consensual Plan	33
			b.	Cramdown Plan	34
		7.	Class 5B (Insurance-Covered Claims)		35
		8.	Class 6 (Interests)		36
			a.	Treatment	36
			b.	Rights And Limitations Of Distributed Series B Preferred Stock And Class B Common Stock	37
	C.	Treatment Of Executory Contracts And Unexpired Leases			38
		1.	Generally		38
		2.	Assumed And Assigned Executory Contracts And Leases		39
		3.	Rejected Executory Contracts And Leases		43
	D.	Funding Of The Plan			43
		1.	The Investor Group Mandatory Investment		43
		2.	The Investor Group Conditional Investment		44
	E.	Required Transactions			45
		1.	CAMCO		45
		2.	New Edwards		45
		3.	Employment, Non-Compete, And Shareholder Agreements		48
	F.	Post-Confirmation Management			49
		1.	New Edwards		49
		2.	Objections To Claims		49
		3.	Preservation Of Claims Of The Debtors And The Estates And Objections To Claims Against The Debtors And The Estates		50
	G.	Disputed Claims			51
	H.	Reserves			51
		1.	Administrative Tax Claims		51
		2.	Other Priority Claims		51
		3.	Priority Tax Claims		51
		4.	Class 5A And 5B Claims		52
	I.	Unclaimed Property			53
	J.	Withholding Of Taxes			53
	K.	Professional Fees And Expenses			54
	L.	Vesting Of Property			54
	M.	Retention Of Jurisdiction			54
	N.	Confirmation And The Effective Date			54
		1.	Confirmation		54
		2.	Effective Date		54
	O.	Effects Of Confirmation			55
	P.	Miscellaneous Provisions			55
		1.	Liability		55
		2.	Amendments		56
		3.	1146(c) Exemption		56
IV.	CONFIRMATION PROCEDURES				57
	A.	Voting And Right To Be Heard At Confirmation			57
		1.	Who May Support Or Object To Confirmation Of The Plan?		57
		2.	Who May Vote To Accept Or Reject The Plan?		58
		3.	What Is An Allowed Claim Or Interest For Voting Purposes?		58
		4.	What Is An Impaired Claim?		58
		5.	Who Is Not Entitled To Vote?		58
		6.	Votes Necessary To Confirm The Plan		59
		7.	Votes Necessary For A Class To Accept The Plan		59
		8.	Treatment Of Nonaccepting Classes		59
		9.	Request For Confirmation Despite Nonacceptance By Impaired Classes		60
	B.	"Best Interests Test"			60
		1.	Background		60
		2.	Liquidation Analysis		61
			a.	Estimates Of Net Proceeds	62
			b.	Estimates Of Costs	63
			c.	Distribution Of Net Proceeds	64
	C.	Feasibility And Source Of Distributions			66
	D.	Cramdown			67
		1.	No Unfair Discrimination		67
		2.	Fair and Equitable Test		67
		3.	Cash Option Deemed Acceptance Of Plan		68
	E.	Confirmation			69
		1.	Conditions To The Occurrence Of Confirmation		69
		4.	Non-Occurrence of Effective Date		69
	F.	Limitation On Liability And Injunction			71
V.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES				73
	A.	Introduction			73
	B.	Federal Income Tax Consequences to Debtors			74
		1.	Tax Status of Debtors		74
		2.	Tax Reorganization		75
		3.	Acquisition By New Edwards Of The LLC and Venture Debtors		76
		4.	Transfer to New Edwards of Equity Interests in Nontransferor Corporate Debtors		78
		5.	Carryover And Availability Of The Debtors' Net Operating Loss Carryovers		78
			a.	General	78
			b.	Section 382	79
		6.	Reduction Of Debtor's Indebtedness		81
	C.	Tax Consequences To Creditors			83
		1.	Claims Constituting Tax Securities		84
			a.	Definition Of "Security" For Tax Purposes	84
			b.	Receipt Of Tax Securities	84
			c.	Receipt Of Cash Or Debt Not Constituting Tax Securities For Tax Securities	85
			d.	Determination Of Character Of Gain	85
			e.	Tax Basis And Holding Period Of Items Received	86
			f.	Receipt Solely Of Boot	86
		2.	Claims Against Corporate Debtor Transferors Not Constituting Tax Securities; Claims Against LLC and Venture Debtors		86
			a.	Gain/Loss On Exchange	86
			b.	Tax Basis And Holding Period Of Items Received	87
			c.	Bad Debt Deduction on Discharge of Claim	87
		3.	Receipt Of Interest		88
		4.	Other Tax Considerations		88
			a.	Market Discount	88
			b.	Original Issue Discount	89
			c.	Withholding	89
			d.	Taxation Of Certain Reserves	89
VI.	RECOMMENDATION AND CONCLUSION				91

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